                                                                EXHIBIT(A)(1)(I)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                DTM CORPORATION
                                       AT
                      $5.80 NET PER SHARE OF COMMON STOCK
                                       BY

                               TIGER DEALS, INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                             3D SYSTEMS CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 29, 2001, UNLESS THE OFFER IS EXTENDED.

     This offer is being made in connection with the Agreement and Plan of Merger, dated as of April 2, 2001, by and among 3D Systems Corporation, Tiger Deals, Inc. and DTM Corporation.

     The offer is conditioned upon, among other things:

     - There being validly tendered by the expiration date of the offer and not withdrawn at least that number of shares of DTM common stock which would constitute 67% of the total number of outstanding common shares on a fully diluted basis on the date of purchase;

     - 3D Systems' receipt of all financing necessary to fund all financial obligations arising in connection with the consummation of the offer, the merger and other transactions contemplated by the merger agreement; and

     - The satisfaction of other terms and conditions. See Section
       14 -- "Conditions to Our Obligations," which sets forth the conditions of the offer.

     At a meeting duly called and held on April 2, 2001, DTM's board of directors, subject to the terms and conditions set forth in the merger agreement, unanimously:

     - Determined that each of the merger agreement and tender and voting agreements is advisable and fair to, and in the best interests of, its shareholders;

     - Approved the execution, delivery and performance of the merger agreement, the tender and voting agreements and the completion of the transactions contemplated by those agreements, including the offer and the merger; and

     - Declared the advisability of the merger agreement and resolved to recommend the acceptance of the offer and adoption of the merger agreement by DTM's shareholders.
                           -------------------------

     If you wish to tender all or any part of your shares of common stock, you should either:

     - complete and sign the letter of transmittal included in this document, or a facsimile copy of it, in accordance with the instructions in the letter of transmittal, have your signature guaranteed, if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal, or the facsimile copy of it, and any other required documents to U.S. Stock Transfer Corporation, the depositary for the offer, and either deliver the certificates representing those shares of common stock to the depositary or deliver those shares of common stock pursuant to the procedures for book-entry transfer set forth in Section 2 -- "Procedure for Tendering Shares" prior to the expiration date of the offer; or

     - request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have shares of common stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender those shares of common stock.

     If you desire to tender your shares of common stock and your certificates for your shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in this document on a timely basis, you may tender your shares of common stock by following the guaranteed delivery procedures set forth in Section 2 -- "Procedure for Tendering Shares."

     A summary of the principal terms of the offer appears on pages 1 - 5 of this document.

     If you have questions about the offer, you can call Georgeson Shareholder Communications Inc., the information agent for the offer, or A.G. Edwards & Sons, Inc., the dealer manager for the offer, at their addresses and telephone numbers set forth on the back cover of this document. You also can obtain additional copies of this document, the related letter of transmittal and the Notice of Guaranteed Delivery from Georgeson Shareholder Communications Inc., or your broker, dealer, commercial bank, trust company or other nominee.

     THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THIS TRANSACTION AND HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.
                           -------------------------

                    The information agent for the offer is:

                          [GEORGESON SHAREHOLDER LOGO]

                          17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                    ALL OTHERS CALL TOLL-FREE (800) 223-2064

                      The dealer manager for the offer is:

                        [A.G. EDWARDS & SONS, INC. LOGO]
                              One North Jefferson
                              St. Louis, MO 63103
                           Attention: Jose J. Juarez
                                 (866) 235-5185

April 30, 2001

                           -------------------------

                               TABLE OF CONTENTS
                           -------------------------

                                                                   PAGE
                                                                   ----
SUMMARY TERM SHEET...............................................    1
INTRODUCTION.....................................................    6
THE OFFER........................................................    9
 1.  Terms of the Offer; Expiration Date; Extension of Tender
     Period; Termination; Amendment..............................    9
 2.  Procedure for Tendering Shares..............................   11
 3.  Withdrawal Rights...........................................   14
 4.  Acceptance for Payment and Payment for Shares...............   14
 5.  Material United States Federal Income Tax Considerations....   15
 6.  Price Range of Common Shares; Dividends on Common Shares....   17
 7.  Effects of the Transaction..................................   17
 8.  Information Concerning DTM..................................   18
 9.  Information Concerning Us...................................   19
10.  Source and Amount of Funds..................................   20
11.  Background of the Offer; Past Contacts, Transactions or
     Negotiations with DTM.......................................   21
12.  Purpose of the Offer and the Merger; Plans for DTM..........   23
13.  The Merger Agreement, the Tender and Voting Agreements, the
     Confidentiality Agreement and the Exclusivity Agreement.....   25
14.  Certain Conditions to Our Obligations.......................   35
15.  Legal Matters...............................................   37
16.  Fees and Expenses...........................................   39
17.  Miscellaneous...............................................   40
SCHEDULE I.......................................................  I-1

                               SUMMARY TERM SHEET

     Tiger Deals, Inc., an indirect wholly-owned subsidiary of 3D Systems Corporation, is offering to purchase all the outstanding shares of common stock of DTM Corporation for $5.80 per share in cash. The following are some questions you, as a shareholder of DTM, may have, and answers to those questions. This summary sheet is not meant as a substitute for the information contained in the remainder of this document and the related letter of transmittal, and the information contained in the summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this document and the related letter of transmittal. We urge you to carefully read this entire document and the related letter of transmittal prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO BUY MY SHARES OF DTM?

     Our name is Tiger Deals, Inc. We are a Delaware corporation and we were formed for the purpose of making this offer. We are wholly owned by 3D Systems, Inc., which is a California corporation, and our ultimate parent is 3D Systems Corporation, a Delaware corporation. 3D Systems, Inc., together with its other direct and indirect subsidiaries, develops and manufactures solid imaging systems that it markets to a worldwide customer base. Solid imaging systems are designed to rapidly produce three-dimensional physical objects from digital data using computer aided design and manufacturing software utilities and related computer applications. 3D Systems, Inc. is also sometimes referred to in this document as "3D California."

     Unless the context indicates otherwise, we will use the terms "3D Systems", "we", "us" and "our" to refer to 3D Systems Corporation and all of its direct and indirect wholly owned subsidiaries. See Section 9 -- "Information Concerning Us" and Schedule I for more detailed information.

HOW MANY SHARES ARE YOU SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to purchase all the outstanding shares of common stock of DTM at a purchase price of $5.80 per share, net to you, in cash, without interest, less any required withholding taxes. If you tender your shares directly to the depositary that we have hired to complete this transaction, you will not have to pay any brokerage fees or any similar expenses. If you own your shares through a broker or other nominee, and your broker or other nominee tenders your shares for you, your broker or other nominee may charge you a fee. You should check whether your broker or other nominee will charge you any fee to tender your shares for you. See "Introduction" and Section 1 -- "Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment" for more detailed information.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     3D Systems Corporation and 3D Systems, Inc., will provide us with approximately $48 million. We will use those funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the consummation of the offer. We will obtain the necessary funds from available cash on hand and from a loan, pursuant to a financing commitment from U.S. Bank, N.A. However, the loan has not yet been finalized and the bank is permitted to withdraw its commitment under certain circumstances. See Section 10 -- "Source and Amount of Funds" for more detailed information.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER MY SHARES IN THE OFFER?

     Yes. While the payment for your shares consists solely of cash, we have arranged for all of our funding to come from cash on hand and the bank loan described in the preceding answer. Therefore, our financial condition is relevant in determining whether we will be able to pay for your shares if the bank were to withdraw its loan commitment or fail to fully fund the loan. As of December 31, 2000, our fiscal year-end, we had total current assets of $75,065,000 and, for the year ended December 31, 2000, net income of $8,144,000. See Section 9 -- "Information Concerning Us" and Section 10 -- "Source and Amount of Funds" for more detailed information.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES AND CAN THE OFFER BE EXTENDED?

     You will have until 12:00 midnight, New York City time, on May 29, 2001, to tender your shares. This date, or the extended expiration date in the event of an extension of the offer, is the expiration date of the offer. We have the right to extend the offer from time to time, without the consent of DTM if, at the expiration date, any condition to the offer is not satisfied or waived. We also have agreed to extend the offer from time to time until June 29, 2001 if, at the then scheduled expiration date, all of the offer conditions have not been satisfied or waived. We will not be required to extend the offer under this provision unless, in our reasonable judgment:

     - each condition that is not then satisfied or waived is reasonably capable of being satisfied;

     - DTM is in material compliance with all of its covenants in the merger agreement; and

     - the failure of the condition to be satisfied is not the result of a breach by DTM of any of its covenants or agreements contained in the merger agreement.

     If we extend the time period of the offer, this will extend the time that you will have to tender your shares. See Section 1 -- "Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment" for more detailed information.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     Maybe. We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time, between three and 20 business days in length following the expiration date of the offer and the purchase of common shares by us in the offer, during which shareholders may tender shares not tendered in the offer, and receive $5.80, or any higher price paid in the offer. During any subsequent offering period, tendering shareholders will not have withdrawal rights and we will promptly purchase and pay for any shares of common stock of DTM tendered, at the same price paid in the offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 -- "Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment" for more detailed information.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If the offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was previously scheduled to expire. See Section 1 -- "Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment" and Section 2 -- "Procedure for Tendering Shares" for more detailed information.

HOW DO I TENDER MY SHARES?

     To tender your shares, you must complete and sign the letter of transmittal, which we have enclosed with this document, indicating that you want to sell your shares to us. Then send the letter of transmittal along with the certificates representing your shares to the depositary prior to the expiration of the offer. If your common shares are held in street name by your broker, dealer, bank, trust company or other nominee, only your nominee can tender your shares for you. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary the enclosed Notice of Guaranteed Delivery in place of the missing documents, provided you are able to comply fully with its terms. See Section 2 -- "Procedure for Tendering Shares" and the letter of transmittal for more detailed information.

IF I TENDER MY SHARES, WHEN WILL I GET PAID?

     If the conditions to the offer are satisfied and we consummate the offer and accept your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of the offer.

IF I TENDER MY SHARES, CAN I CHANGE MY MIND?

     Yes. You can withdraw your shares at any time prior to the expiration of the offer and, if we have not agreed to accept your shares for payment by Tuesday, June 29, 2001, you can withdraw your shares at any time thereafter until we accept your shares for payment. The right to withdraw tendered shares will not apply to any subsequent offering period, if one is included. In order to withdraw your shares, you must send written notice of the withdrawal with the required information to the depositary before the expiration of the offer. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See Section 3 -- "Withdrawal Rights" for more detailed information.

WHAT DOES DTM'S BOARD OF DIRECTORS THINK OF THE OFFER?

     DTM's board of directors has approved the offer and has determined that the offer is fair to you and in your best interests. DTM's board of directors unanimously recommends that shareholders accept the offer and tender their shares. DTM has prepared a Solicitation/Recommendation Statement containing additional information regarding the determination and recommendation of DTM's board of directors, including a discussion of an opinion dated April 2, 2001, of Hoak Breedlove Wesneski & Co. to DTM's board of directors that, as of that date, the $5.80 per share of common stock cash consideration to be received in the offer and the merger by the holders of DTM common stock was fair from a financial point of view to those holders. The Solicitation/Recommendation Statement is being sent to shareholders concurrently with this document. See
Section 11 -- "Background of Offer; Past Contacts, Transactions or Negotiations with DTM" for more detailed information.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     The merger agreement provides that if we acquire at least 67% of the total number of outstanding common shares on a fully diluted basis pursuant to the offer, we will be merged into DTM as soon as practicable after the acquisition and the satisfaction of the other conditions contained in the merger agreement. If we acquire at least 67% of the common shares, we will have sufficient voting power to approve the merger without the approval of any other DTM shareholders. If the merger takes place, 3D Systems Corporation indirectly will own all of the shares of DTM and all shareholders of DTM who have not tendered their shares will have the right to receive the same price paid in the offer, subject to their right to pursue appraisal under Texas law. See Section 12 -- "Purpose of the Offer and the Merger; Plans for DTM" for more detailed information.

IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

     No. Appraisal rights are not available in the offer. However, if the merger takes place, shareholders who have not tendered their shares in the offer and have complied with the applicable provisions of Texas law will have appraisal rights. See Section 12 -- "Purpose of the Offer and the Merger; Plans for DTM" and Section 15 -- "Legal Matters" for more detailed information.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, shareholders who have not tendered their shares will have the right to receive the same price paid in the offer to tendering shareholders, that is, $5.80 per share of common stock in cash (or any other higher price per share which is paid in the offer), subject to their right to pursue appraisal under Texas law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, until the merger is consummated or if the merger does not take place for some reason, the number of shareholders of DTM and the number of shares of DTM that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq stock market or any other securities exchange, and DTM may cease making filings with the Securities and Exchange Commission, which we refer to in this document as the SEC, or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 -- "Effects of the Transaction" and
Section 12 -- "Purpose of the Offer and the Merger; Plans for DTM" for more detailed information.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On April 27, 2001, the last trading day before the commencement of this offer, the common shares closed on the Nasdaq SmallCap Market at $5.61 per share. On April 2, 2001, the last trading day before the public announcement of our intention to purchase the shares, the shares closed on the Nasdaq SmallCap Market at $3.69 per share. On April 3, 2001, the date of our announcement, the shares closed at $5.06 per share. Please obtain a recent quotation for your common shares prior to deciding whether or not to tender. See Section
6 -- "Price Range of Common Shares; Dividends on Common Shares" for more detailed information.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The offer is conditioned upon, among other things:

     - shareholders validly tendering, and not withdrawing by the expiration date, at least 67% of the total number of outstanding common shares, on a fully diluted basis, which we call the minimum condition; and

     - our receipt of all financing necessary to fund all financial obligations arising in connection with the consummation of the offer, the merger and all other transactions contemplated by the merger agreement.

     In addition, we are not obligated to purchase shares that are validly tendered if there is a material adverse change affecting the business of DTM. Other than the minimum condition, we have reserved the right to waive any and all conditions to the offer at our discretion. See Section 1 -- "Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment" and
Section 14 -- "Conditions to Our Obligations" for more detailed information.

HAVE ANY SHAREHOLDERS AGREED TO TENDER OR VOTE THEIR SHARES?

     Yes. We have entered into agreements with DTM's largest shareholder and DTM's chief executive officer, who own in the aggregate approximately 44.9% of the common shares outstanding, as of April 26, 2001, on a fully diluted basis. These shareholders have agreed to tender in the offer all shares that they currently own, as well as any shares they may subsequently acquire, and to vote their shares in accordance with the terms of those agreements. See the "Introduction" and Section 13 -- "The Merger Agreement, the Tender and Voting Agreements, the Confidentiality Agreement and the Exclusivity Agreement" for more detailed information.

IF SUFFICIENT SHARES TO SATISFY THE MINIMUM CONDITION ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL DTM CONTINUE AS A PUBLIC COMPANY?

     Yes. However, if and when the merger takes place, DTM will no longer be publicly owned. It is likely that, following the purchase of shares pursuant to the offer and prior to the merger, there may be so few remaining shareholders and publicly held common shares that the common shares will no longer be eligible to be traded on the Nasdaq SmallCap Market (or any other securities exchange), there may not be an active public trading market (or, possibly, any public trading market) for the common shares, and DTM may cease making filings with the SEC and complying with the SEC's rules relating to publicly held companies.

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES?

     Your sale of shares pursuant to this offer is a taxable event for United States federal income tax purposes and in all likelihood for state and local income tax purposes. To the extent that the proceeds that you receive from the sale of your shares pursuant to this offer exceed your basis in the shares sold, you will realize a gain. If your basis in the shares sold exceeds the proceeds you received pursuant to the sale, you will realize a loss. Because tax matters are complicated, we encourage you to contact your tax advisor to determine the particular tax consequences of our offer to you. See Section 5 -- "Material United States Federal Income Tax Considerations" for more detailed information.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

     If you have any questions about the offer, you can call Georgeson Shareholder Communications Inc., the information agent for the offer, at (800) 223-2064 (toll free) or A.G. Edwards & Sons, Inc., the dealer manager for the offer, at (866) 235-5185 (toll free).

To the Holders of DTM Common Stock:

                                  INTRODUCTION

     We, Tiger Deals, Inc., a Delaware corporation, hereby offer to purchase all the outstanding shares of common stock, par value $0.0002 per share, of DTM Corporation, a Texas corporation, at a purchase price of $5.80 per share, net to you, in cash, without interest, less any required withholding taxes, upon the terms and subject to the conditions set forth in this document and in the letter of transmittal included with this document. We were formed for the purpose of making this offer. We are wholly owned by 3D Systems, Inc., a California corporation, and our ultimate parent is 3D Systems Corporation, a Delaware corporation. If you hold your shares directly, you will not be obligated to pay brokerage fees or commissions or, except as set forth in the letter of transmittal, transfer taxes on the purchase of shares pursuant to the offer. If you hold your shares through a broker, dealer, bank, trust company or other nominee, you should check with that broker, dealer, bank, trust company or other nominee as to whether they charge any service fees. We will pay all charges and expenses of U.S. Stock Transfer Corporation (which is acting as the depositary for the offer), Georgeson Shareholder Communications Inc. (which is acting as the information agent for the offer) and A.G. Edwards & Sons, Inc. (which is acting as the dealer manager for the offer). See Section 16 -- "Fees and Expenses" for more detailed information.

     3D Systems, Inc., together with its other direct and indirect subsidiaries, develops and manufactures solid imaging systems that it markets to a worldwide customer base. Solid imaging systems are designed to rapidly produce three-dimensional physical objects from digital data using computer aided design and manufacturing software utilities and related computer applications. 3D Systems, Inc. is also sometimes referred to in this document as "3D California." Unless the context indicates otherwise, we will use the terms "3D Systems," "we," "us" and "our" to refer to 3D Systems Corporation and all of its direct and indirect wholly owned subsidiaries.

     The offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 2, 2001, by and among 3D Systems Corporation, Tiger Deals and DTM. The merger agreement provides, among other things, for the making of the offer and that, following the purchase of shares pursuant to the offer and as soon as practicable after the satisfaction or waiver of the other conditions set forth in the merger agreement, Tiger Deals will be merged with and into DTM.

     Consummation of the merger also is subject to a number of conditions, including approval by DTM's shareholders and the purchase of shares pursuant to this offer. If we acquire at least 90% of the outstanding shares of common stock, we will be able to, and we intend to, effect the merger pursuant to the "short-form" merger provisions of Texas law, without prior notice to, or any action by, any other shareholder of DTM. If we acquire at least 67% of the outstanding shares of common stock, we will have sufficient voting power to effect the merger without the affirmative vote of any other shareholder of DTM. See Section 12 -- "Purpose of the Offer and the Merger; Plans for DTM" for more detailed information.

     The board of directors of DTM has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger, and the tender and voting agreements (described below) and unanimously determined that the terms of the offer, the merger and the other transactions contemplated by the merger agreement are advisable and fair to you and in your best interests and are fair and in the best interests of DTM. DTM's board of directors unanimously recommends that you accept the offer and tender your shares of DTM common stock pursuant to the offer. The factors considered by DTM's board of directors in arriving at its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement and to recommend that you accept the offer and tender your shares of DTM common stock pursuant to the offer are described in DTM's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to you with this document. See Section 11 -- "Background of the Offer; Past Contacts, Transactions or Negotiations with DTM" and Section 12 -- "Purpose of the Offer and the Merger; Plans for DTM" for more detailed information. Following consummation of the merger, DTM will continue as the surviving corporation and will be a wholly-owned subsidiary of 3D Systems, Inc. At the effective time of the merger, each share of DTM common stock that is issued and outstanding (other than shares of DTM common stock held by DTM in treasury, or shares held by us, which shall be cancelled, and shares held by shareholders who have properly exercised appraisal rights under Texas law) will be converted into the right to receive $5.80 in cash, or any higher price that may be paid per share for the DTM common stock pursuant to the offer (less any required withholding taxes), upon surrender of the DTM common stock certificate. See Section 13 -- "The Merger Agreement, the Tender and Voting Agreements, the Confidentiality Agreement and the Exclusivity Agreement" for more detailed information.

     The offer is conditioned upon, among other things:

     - there being validly tendered by the expiration date and not withdrawn at least that number of common shares which would constitute 67% of the total number of outstanding common shares on a fully diluted basis on the date of purchase, which we call the "minimum condition;" and

     - receipt by 3D Systems of all financing necessary to fund all financial obligations arising in connection with the offer, the merger and all other transactions contemplated by the merger agreement.

     Hoak Breedlove Wesneski & Co. has acted as DTM's financial advisor in connection with the transactions contemplated by the merger agreement. DTM has represented to us in the merger agreement that its board of directors has received the opinion of Hoak Breedlove Wesneski & Co. to the effect that, as of the date of the merger agreement, the consideration to be received by the holders of DTM common stock was fair from a financial point of view to those holders. A copy of that opinion is filed as an exhibit to the Solicitation/Recommendation Statement, and we urge you to read the Solicitation/Recommendation Statement and that opinion carefully in their entirety.

     The merger agreement provides that effective upon our purchase of at least 67% of the total number of outstanding common shares on a fully diluted basis, we will be entitled to designate up to that number of DTM directors, rounded up to the next whole number, as will make the percentage of the DTM directors designated by us equal to the percentage of outstanding shares of DTM common stock held by us. Nevertheless, prior to the effective time of the merger, DTM will have on its board of directors at least two directors who were directors of DTM on April 2, 2001 (the date of the merger agreement) and who are not officers of DTM or affiliates of us. See Section 13 -- "The Merger Agreement, the Tender and Voting Agreements, the Confidentiality Agreement and the Exclusivity Agreement" for more detailed information.

     DTM has advised us that as of April 26, 2001, its authorized capital stock consists of:

     - 60,000,000 shares of common stock, par value $0.0002 per share, of which 7,127,397 shares were issued and outstanding;

     - 3,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding; and

     - 977,493 shares of common stock reserved for issuance upon the exercise of outstanding options.

     As an inducement to us to enter into the merger agreement, John S. Murchison, III, DTM's Chief Executive Officer and President, and DTM Acquisition Company, L.P., each entered into a tender and voting agreement, dated as of April 2, 2001. DTM Acquisition Company and Mr. Murchison collectively beneficially own in the aggregate approximately 3,513,357 outstanding common shares (representing approximately 44.9% of the common shares outstanding as of April 26, 2001, on a fully diluted basis). Mr. Murchison owns stock options exercisable into 235,028 shares of DTM common stock. If and when Mr. Murchison exercises his stock options, these shares of DTM common stock will be subject to the tender and voting agreement. Under these agreements, these shareholders have agreed, among other matters, to:

     - validly tender in the offer (and not withdraw) all of their shares of DTM common stock now owned at the date of the tender and voting agreements or which may thereafter be acquired by them;

     - appoint 3D Systems as their proxy to vote their shares in connection with the merger agreement; and

     - with respect to certain matters presented to the shareholders of DTM for a vote (including approval of the merger agreement), vote their shares in each case, in accordance with the terms and conditions of the tender and voting agreement.

     At the date of this document, we did not beneficially own any securities of DTM (other than as provided in the tender and voting agreements). Assuming that no shares of DTM common stock are issued after April 26, 2001, there would be 7,819,915 shares of common stock outstanding on a fully diluted basis and the minimum condition would be satisfied if at least 5,239,343 shares of common stock are validly tendered and not withdrawn prior to the expiration date. The actual number of shares of common stock required to be tendered to satisfy the minimum condition will depend on the actual number of shares of common stock outstanding on a fully diluted basis on the date we accept shares of common stock for payment pursuant to the offer. If the minimum condition is satisfied and we accept for payment shares of common stock tendered pursuant to the offer, we will be able to elect at least 67% of the members of the board of directors of DTM and to effect the merger without the affirmative vote of any other shareholder of DTM. See Section 12 -- "Purpose of the Offer and the Merger; Plans for DTM" for more detailed information.

     The information concerning DTM contained in this document has been provided by DTM or has been taken from publicly available documents and records on file with the SEC and other public sources. We do not assume any responsibility for the accuracy or completeness of the information concerning DTM contained in this document, or in any other document or record, or for any failure by DTM to disclose events which may have occurred or may affect the significance or accuracy of any of that information but which are unknown to us.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF SHAREHOLDERS OF DTM. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH WE CALL THE "EXCHANGE ACT."

     THIS DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ BOTH DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with
Section 3 -- "Withdrawal Rights." The term "expiration date" means 12:00 midnight, New York City time, on Tuesday, May 29, 2001, unless we extend the period of time for which the offer is open, in which event the term "expiration date" will mean the latest time and date at which the offer, as so extended by us, expires.

     In the merger agreement, we agreed that we will not, without the prior written consent of DTM:

     - decrease the offer price;

     - change the form of consideration to be paid pursuant to the offer;

     - reduce the maximum number of shares to be purchased in the offer;

     - impose conditions to the offer in addition to those set forth in Section 14 -- "Conditions to Our Obligations;"

     - extend the offer, except as provided below;

     - amend any other term of the offer in any manner adverse to you; or

     - amend or waive the minimum condition.

     However, the merger agreement also provides that, without the consent of DTM, we may:

     - extend the offer if at the scheduled expiration date of the offer any of the offer conditions are not satisfied, until that time when those conditions are satisfied or waived;

     - extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the offer or for any period required by applicable law; and

     - make available a subsequent offering period as provided for under the Exchange Act.

     In addition, we have agreed to extend the offer from time to time until June 29, 2001 if the offer conditions are not satisfied or waived at the scheduled expiration date or any extension thereof. However, we are not required to extend the offer under this agreement unless, in our reasonable judgement:

     - each condition that is not then satisfied or waived is reasonably capable of being satisfied;

     - DTM is in material compliance with all of its covenants in the merger agreement; and

     - the failure of a condition to be satisfied does not result from a breach by DTM of any of its covenants and agreements contained in the merger agreement.

     Subject to the terms of the merger agreement, including the restrictions described above, and the applicable rules and regulations of the SEC, we reserve the right (but are not obligated, except as described in this Section 1), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred:

     - to elect to provide a subsequent offering period for the offer in accordance with Rule 14d-11 under the Exchange Act; and

     - to amend the offer in any other respect, although in certain circumstances an amendment may require the prior written consent of DTM.

     Under no circumstances will interest be paid on the purchase price for tendered shares of common stock, regardless of any extension of or amendment to the offer.

     If by 12:00 midnight, New York City time, on Tuesday, May 29, 2001 (or any date or time then set as the expiration date), any or all of the conditions to the offer have not been satisfied or waived, we reserve the right (but are not obligated except as described in this Section 1), subject to the terms and conditions contained in the merger agreement and the applicable rules and regulations of the SEC:

     - to terminate the offer and not accept for payment or pay for any shares of DTM common stock and return all tendered shares to tendering shareholders;

     - except as set forth above with respect to the minimum condition, to waive all the unsatisfied conditions and accept for payment and pay for all shares of DTM common stock validly tendered prior to the expiration date and not withdrawn;

     - to extend the offer and, subject to the right of the shareholders to withdraw shares until the expiration date, retain the shares that have been tendered during the period or periods for which the offer is extended; or

     - except as set forth above, to amend the offer.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act (which require that any material change in the information published, sent or given to you in connection with the offer be promptly disseminated to you in a manner reasonably designed to inform you of those changes), and without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the SEC. As used in this document, "business day" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition to the offer, we will disseminate additional tender offer materials, including by public announcement as set forth above, and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in the percentage of securities sought, a minimum of ten business days generally is required to allow for adequate dissemination to shareholders and for investor response.

     Pursuant to the merger agreement and Rule 14d-11 under the Exchange Act we may elect to make available a "subsequent offering period" by extending the offer from three to 20 business days in length following the expiration date. A subsequent offering period would be an additional period of time following the expiration of the offer and the purchase of shares of common stock in the offer, during which you may tender shares not tendered in the offer. A subsequent offering period, if one is provided, is not an extension of the offer, which already will have been completed. A subsequent offering period may be provided regardless of whether the events or the facts set forth in Section
14 -- "Conditions to Our Obligations" have occurred. We currently do not intend to provide for a subsequent offering period.

     During a subsequent offering period, you will not have withdrawal rights, and we will promptly purchase and pay for any shares of common stock tendered at the same price paid in the offer. Rule 14d-11 provides that we may provide a subsequent offering period so long as, among other things:

     - the initial 20 business day period of the offer has expired;

     - we offer the same form and amount of consideration for shares of common stock in the subsequent offering period as in the initial offer;

     - we accept and promptly pay for all securities tendered during the offer;

     - we announce the results of the offer, including the approximate number and percentage of shares deposited in the offer, no later than 9:00 a.m. New York City time on the next business day after the expiration date and immediately begin the subsequent offering period; and

     - we immediately accept and promptly pay for shares as they are tendered during the subsequent offering period.

     DTM has provided us with a list of its shareholders and security position listings for the purpose of disseminating the offer to holders of DTM common stock. This document and the related letter of transmittal will be mailed to record holders of shares whose names appear on DTM's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares. The Solicitation/Recommendation Statement also will be included with those materials.

2. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders.  For shares to be validly tendered pursuant to the offer,
(i) the depositary must receive at the address set forth on the back cover of this document prior to the expiration date a properly completed and duly executed letter of transmittal (or a manually signed facsimile copy of it), with any required signature guarantees and certificates representing tendered shares or in the case of a book-entry transfer, an agent's message, and any other documents required by the letter of transmittal and the tendered shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a book-entry confirmation, as defined below, received by the depositary) or
(ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

     The depositary will establish an account with respect to the common shares at The Depositary Trust Company, which we refer to as "DTC," for purposes of the offer within two business days after the date of this document. DTC is an electronic clearinghouse used by banks and broker-dealers to settle trades among members of DTC. Any financial institution that is a participant in DTC's system may make book-entry delivery of common shares by causing DTC to transfer those common shares into the depositary's account at DTC in accordance with DTC's procedures for transfer. Although delivery of common shares may be effected through book-entry transfer into the depositary's account at DTC prior to the expiration date, the letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other documents required by the letter of transmittal, must, in any case, be transmitted to and received by the depositary at the address set forth on the back cover of this document or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares of common stock into the depositary's account at DTC as described above is referred to herein as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by DTC to, and received by, the depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the shares that are subject to the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantee. No signature guarantee is required on the letter of transmittal if:

     - the letter of transmittal is signed by the registered holder (this term, for purposes of this Section 2, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the shares) of the shares tendered and that registered holder has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

     - the shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (we refer to each of these financial institutions as an "eligible institution" and together as "eligible institutions").

     In all other cases, all signatures on letters of transmittal must be guaranteed by an eligible institution. See Instructions 1 and 5 to the letter of transmittal. If the certificates evidencing shares to be tendered are registered in the name of a person or persons other than the signer of the letter of transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased shares are to be issued or returned to, a person other than the registered owner or owners of the tendered shares, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution as provided in the letter of transmittal. See Instructions 1 and 5 to the letter of transmittal.

     Guaranteed Delivery. If you wish to tender shares pursuant to the offer and your certificates for shares are not immediately available or time will not permit all required documents to reach the depositary prior to the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless effectively tender shares if you comply with all of the following guaranteed delivery procedures:

     - the tender is made by or through an eligible institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided to you, is received by the depositary, as provided below, prior to the expiration date; and

     - the certificates for (or a book-entry confirmation with respect to) all tendered shares, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of it), and any required signature guarantees, or, in the case of a book-entry transfer of common shares, an agent's message, and any other documents required by the letter of transmittal, are received by the depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. As used in this document, "trading day" means any day on which the Nasdaq SmallCap Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the depositary and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

     A tender of shares pursuant to any one of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty that:

     - you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares or other securities issued or issuable in respect of those shares); and

     - when we accept the shares for payment we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance for payment of your shares tendered pursuant to the offer will constitute a binding agreement between us upon the terms and subject to the conditions of the offer.

     Appointment. By executing the letter of transmittal as set forth above (including through delivery of an agent's message), you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the shares you tendered and we accepted for payment (including all rights, other shares or other securities issued or issuable in respect of those shares). These powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered shares. This appointment is effective when, and only to the extent that, we accept for payment the shares you tendered as provided in the offer. Upon this appointment, all prior powers of attorney and proxies granted by you with respect to the shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). Our designees will, with respect to the shares and other securities or rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole judgment deem proper in respect of any annual, special, adjourned or postponed meeting of DTM's shareholders or actions by written consent in lieu of a meeting or otherwise. We reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our payment for those shares, we must be able to exercise full voting, consent and other rights with respect to those shares and the other securities or rights issued or issuable in respect of those shares, including voting those shares at any meeting of shareholders.

     Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right, subject to the limitations set forth in the merger agreement and applicable law, to waive any of the conditions of the offer, or any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we, the depositary, the dealer manager, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification. Our interpretation of the terms and conditions of the offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties.

     Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, unless you or your assignee, which we refer to in either case as the "payee," satisfy the conditions described in Instruction 9 of the Letter of Transmittal or are otherwise exempt, any cash payable to you as a result of the purchase of your shares may be subject to backup withholding tax of 31% of the gross proceeds. To prevent backup withholding, each payee should complete and sign the Substitute Form W-9 provided in the letter of transmittal. Foreign holders must submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the depositary. See Instructions 8 and 9 set forth in the letter of transmittal and
Section 5 -- "Material United States Federal Income Tax Considerations."

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of shares made pursuant to the offer are irrevocable. You may withdraw shares previously tendered pursuant to the offer by procedures set forth below at any time prior to the expiration date and, unless already accepted for payment and paid by us pursuant to the offer, a shareholder also may withdraw previously tendered shares at any time after June 29, 2001.

     To withdraw shares tendered pursuant to the offer, a written telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the depositary at the address set forth on the back cover of this document and must specify:

     - the name of the person who tendered the shares to be withdrawn;

     - the number of shares to be withdrawn; and

     - the name of the registered holder(s), if different from the name of the person who tendered the shares.

If certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the depositary and, unless the shares have been tendered by an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2 -- "Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures. You may not rescind a withdrawal of tendered shares, and any shares that you properly withdraw will thereafter be deemed not validly tendered for purposes of the offer. You may re-tender withdrawn shares by again following one of the procedures described in
Section 2 -- "Procedure for Tendering Shares" at any time prior to the expiration date.

     We will resolve, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal, and our resolution will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not similar defects or irregularities are waived in the case of any other shareholder. No person, including us, the depositary, the dealer manager, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

     If we provide a subsequent offering period following the offer under Rule 14d-11 under the Exchange Act, no withdrawal rights will apply to shares tendered during the subsequent offering period or to shares previously tendered in the offer and accepted for payment.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the offer, including any amended or extended offer, we will accept for payment and will pay for all shares validly tendered prior to the expiration date and not withdrawn in accordance with Section 3 -- "Withdrawal Rights" promptly after the expiration date. We expressly reserve the right to delay payment for shares in order to comply in whole or in part with any applicable law. See Section 1 -- "Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment" and Section 15 -- "Legal Matters" for more detailed information. Any delay will be effected in compliance with Rule 14e-1(c) under the Exchange Act (which relates to our obligation to pay for or return tendered securities promptly after the termination or withdrawal of our offer).

     In all cases, we will pay for shares tendered and accepted for payment pursuant to the offer only after timely receipt by the depositary of:

     - certificates for (or a timely book-entry confirmation with respect to) the shares;

     - a properly completed and duly executed or a manually signed facsimile letter of transmittal with all required signature guarantees or, in the case of a book-entry transfer of common shares, an agent's message; and

     - any other documents required by the letter of transmittal.

Accordingly, tendering shareholders may be paid at different times depending on when the depositary actually receives certificates for shares of DTM common stock or book-entry confirmations with respect to shares of DTM common stock.

     For purposes of the offer, we will be deemed to have accepted for payment, and thereby to have purchased, shares validly tendered and not withdrawn as, if and when we give oral or written notice to the depositary of our acceptance of those shares for payment. On the terms and subject to the conditions of the offer, we will pay for shares accepted pursuant to the offer by depositing the purchase price for all accepted shares of DTM stock with the depositary. The depositary will act as your agent for the purpose of receiving payment from us and transmitting payments to you when your shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any shares tendered pursuant to the offer is delayed, or we are unable to accept for payment shares tendered pursuant to the offer, then, without prejudice to our rights under Section 1 -- "Terms of the Offer; Expiration Date; Extension of Tender Period; Termination; Amendment," the depositary may, on our behalf, retain tendered shares, and those shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 3 -- "Withdrawal Rights" and as otherwise required by Rule 14e-l(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for tendered shares because of any delay in making any payment.

     If any tendered shares are not accepted for payment pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more shares than are tendered, certificates for those unpurchased or untendered shares will be returned, without expense, to the tendering shareholder (or, in the case of tenders through DTC, those shares of DTM common stock will be credited to the participant account with DTC from which those shares were tendered), as promptly as practicable after the expiration, termination or withdrawal of the offer.

     If, prior to the expiration date, we increase the price being paid for shares accepted for payment pursuant to the offer, we will pay the increased consideration for all shares purchased pursuant to the offer, whether or not those shares were tendered prior to the increase in consideration.

     We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase all or any portion of the shares tendered pursuant to the offer, but any transfer or assignment will not relieve us of our obligations under the offer and will in no way prejudice your rights to receive payment for shares validly tendered and accepted for payment pursuant to the offer.

5. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

     The following is a summary of material United States federal income tax considerations of the offer and merger to holders whose shares are purchased pursuant to the offer or whose shares are converted into the right to receive cash in the merger (including pursuant to the exercise of appraisal rights). This discussion is included for general information purposes only and does not purport to consider all aspects of United States federal income taxation that may be relevant to you. The discussion is based on current provisions of the Internal Revenue Code of 1986, existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of shares of DTM common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code, and may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     Because individual circumstances may differ, you should consult your own tax advisor to determine whether the rules discussed below are applicable to you and the particular tax effects to you of the offer and the merger, including the application and effect of state, local and other income tax laws.

     The receipt of cash for tendered shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, you will recognize gain or loss equal to the difference between (i) your adjusted tax basis in the shares sold pursuant to the offer or converted to cash in the merger and (ii) the amount of cash received. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) sold pursuant to the offer or converted to cash in the merger. That gain or loss will be a capital gain or loss. If you are not a corporation, any capital gain will be a long-term capital gain taxable at a maximum rate of 20% if your shares have been held for more than one year on the date of sale (in the case of the offer) or the effective time of the merger (in the case of the merger); and a short-term capital gain taxable at ordinary income rates if the shares have been held for one year or less on the date of sale (or the effective time of the merger).

     If you tender shares, you may be subject to 31% backup withholding unless you provide your taxpayer identification number, or TIN, and certify that the TIN is correct or properly certify that you are awaiting a TIN, or unless an exemption applies. Exemptions are available for shareholders that are corporations and for certain foreign individuals and entities. If you do not furnish a required TIN, you may be subject to a penalty imposed by the Internal Revenue Code. See Section 2 -- "Procedure for Tendering Shares."

     If backup withholding applies to you, the depositary is required to withhold 31% from amounts otherwise payable to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, you can obtain a refund by filing a United States federal income tax return.

6. PRICE RANGE OF COMMON SHARES; DIVIDENDS ON COMMON SHARES.

     DTM common stock is traded on the Nasdaq SmallCap Market. No cash dividends have been declared or paid on the common shares during the quarters indicated. The following table sets forth for the periods indicated the high and low sales price per share of DTM common stock as reported by published financial sources:

                                                              HIGH      LOW
                                                              -----    -----
1999
  First Quarter.............................................  $2.13    $0.81
  Second Quarter............................................  $2.00    $0.88
  Third Quarter.............................................  $1.81    $1.19
  Fourth Quarter............................................  $1.75    $0.75
2000
  First Quarter.............................................  $4.25    $1.38
  Second Quarter............................................  $3.00    $2.00
  Third Quarter.............................................  $6.25    $2.25
  Fourth Quarter............................................  $6.00    $2.38
2001
  First Quarter.............................................  $4.88    $2.50
  Second Quarter (through April 27, 2001)...................  $5.63    $3.52
                                                              -----    -----

     On April 2, 2001, the last full trading day prior to the announcement of the offer, the last reported closing sales price per share of DTM common stock, as reported on the Nasdaq SmallCap Market was $3.69. On April 27, 2001, the last full trading day prior to the date of this document, the last reported closing sales price per share of DTM common stock as reported on the Nasdaq SmallCap Market was $5.61. WE URGE YOU TO OBTAIN A CURRENT MARKET QUOTATION FOR YOUR COMMON STOCK.

7. EFFECTS OF THE TRANSACTION.

     Market for Common Shares. Our purchase of the common shares pursuant to the offer will reduce the number of shares of DTM common stock that might otherwise trade publicly and will reduce the number of holders of DTM common stock. This could adversely affect the liquidity and market value of the remaining common shares held by shareholders other than us.

     Nasdaq Listing. The shares of DTM common stock are listed on the Nasdaq SmallCap Market. Depending upon the aggregate market value and the per share price of any shares not purchased pursuant to the offer, the DTM common stock may no longer meet the requirements for continued listing on the Nasdaq SmallCap Market. According to Nasdaq's published guidelines, Nasdaq would consider delisting the shares of DTM common stock if, among other things, the number of round lot holders of shares of DTM common stock falls below 300, the number of publicly held shares of DTM common stock (exclusive of holdings of officers and directors of DTM and their immediate families and other concentrated holdings of 10% or more) fall below 500,000, the amount of DTM's net tangible assets falls below $2.0 million or the aggregate market value of the publicly held shares of DTM common stock falls below $1.0 million.

     If Nasdaq delists the shares of DTM common stock, the market for the DTM common stock could be adversely affected. It is possible that the shares of DTM common stock would continue to trade in the over-the-counter market, and that price quotations would be reported by other sources. The extent of the public market for the DTM common stock and the availability of those quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the shares remaining at that time, the interest in maintaining a market in those shares on the part of securities firms, the possible termination of registration of those shares under the Exchange Act and other factors. If, as a result of the purchase of the shares pursuant to the offer, the shares no longer meet Nasdaq's requirements for continued inclusion in Nasdaq and the shares are no longer included in Nasdaq, the market for, and value of the shares could be adversely affected.

     Exchange Act Registration. DTM common stock is currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application by DTM to the SEC if the shares of DTM common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. We intend to cause DTM to apply for termination of registration as soon as practicable after consummation of the offer and the requirements for termination of registration of the common shares are met. If registration were terminated:

     - DTM would no longer legally be required to disclose publicly in proxy materials distributed to shareholders the information which it now must provide under the Exchange Act;

     - DTM would no longer legally be required to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act;

     - the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions would no longer apply to DTM; and

     - the officers, directors and 10% shareholders of DTM would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act.

Furthermore, if DTM's registration were terminated, persons holding "restricted securities" of DTM may be deprived of their ability to dispose of those securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

     If registration of DTM common stock is not terminated prior to the merger, then it will be delisted from the Nasdaq SmallCap Market and its registration under the Exchange Act will be terminated following the consummation of the merger.

8. INFORMATION CONCERNING DTM.

     General. DTM is a Texas corporation engaged in the design, manufacture, marketing and support, on an international basis, of rapid prototyping and manufacturing systems and the related powdered materials. DTM's executive offices are located at 1611 Headway Circle, Building 2, Austin, Texas 78754. DTM's phone number is 512.339.2922 and its World Wide Web site on the internet is at http://www.dtm-corp.com.

     Available Information. DTM is subject to the informational requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Copies of this material may also be obtained by mail, at prescribed rates, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC. This material should also be available for inspection at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

     Unless we expressly say otherwise, the information concerning DTM contained in this document, including financial information, has been furnished by DTM or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that would indicate that statements contained in this document based upon that information or those documents are untrue, we do not assume any responsibility for the accuracy or completeness of the information concerning DTM, furnished by DTM, or contained in those documents and records or for any failure by DTM to disclose events which may have occurred or may affect the significance or accuracy of that information but which are unknown to us.

9. INFORMATION CONCERNING US.

     Tiger Deals is a Delaware corporation and was formed for the purpose of making this offer. Tiger Deals is wholly owned by 3D Systems, Inc., a California corporation, and our ultimate parent is 3D Systems Corporation, a Delaware corporation. 3D Systems, Inc., together with its other direct and indirect subsidiaries, develops and manufactures solid imaging systems that it markets to a worldwide customer base. Solid imaging systems are designed to rapidly produce three-dimensional physical objects from digital data using computer aided design and manufacturing software utilities and related computer applications. Our products include SLA(R) systems and ThermoJet(R) solid object printers. Tiger Deals will be merged with and into DTM pursuant to the merger.

     Our principal executive office is located at 26081 Avenue Hall, Valencia, California 91355, and our phone number is 661.295.5600. Our World Wide Web site on the internet is at http://www.3dsystems.com.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of our directors and executive officers are set forth in Schedule I hereto.

     Our audited financial statements for the fiscal years ended December 31, 1999 and December 31, 2000 are incorporated herein by reference and may be found on pages F-1 to F-30 on our Form 10-K for the year ended December 31, 2000, filed with the SEC on March 16, 2001. This information may be inspected or copies obtained from the SEC in the same manner as is described in Section 8 -- "Information Concerning DTM." 3D Systems Corporation's book value per share on December 31, 2000 was $6.06 and ratio of earnings to fixed charges on December 31, 2000 was 20:1, based upon fixed charges for the year equal to interest expense of $180,000 and an estimated interest within rental expense of 25% of $1,900,000. 3D Systems Corporation had a loss for the year ended December 31, 1999 and therefore the ratio of earnings to fixed charges is not meaningful.

     During the last five years, neither we, nor, to the best of our knowledge, any of the persons listed in Schedule I to this document:

     - has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

     - was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of these laws.

     We set forth below certain information relating to any relationships with
DTM:

     - As a result of the tender and voting agreements, we have beneficial ownership over all shares of DTM common stock beneficially owned by each of DTM Acquisition Company, L.P. and Mr. John S. Murchison, III. See
       Section 13 -- "The Merger Agreement and the Tender and Voting Agreements" for more detailed information. Neither we, nor, to the best of our knowledge, any of the persons listed on Schedule I to this document, has any other contract, agreement or understanding with any other person with respect to any securities of DTM, including, but not limited to, any contract, agreement or understanding concerning the transfer or the voting of any securities of DTM, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations;

     - Within the past two years certain of our officers and representatives have met with officers and representatives of and exchanged information regarding DTM, and we have executed certain agreements with DTM. See
       Section 11 -- "Background of the Offer; Past Contacts, Transactions or Negotiations with DTM" for more detailed information.

           - Neither we, nor, to the best of our knowledge, any of the persons listed on Schedule I to this document, has had, within the past two years, any other business relationships or transactions with DTM or any of its executive officers, directors or affiliates that would require reporting under the rules and regulations of the SEC applicable to this document;

           - Within the past two years, there have been no other contacts, negotiations or transactions between us or, to the best of our knowledge, any of the persons listed on Schedule I to this document, and DTM or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets; and

     - As a result of the tender and voting agreements, we have beneficial ownership over all of the shares of DTM common stock beneficially owned by each of DTM Acquisition Company, L.P. and Mr. John S. Murchison, III. See Section 13 -- "The Merger Agreement and the Tender and Voting Agreements" for more detailed information. Neither we nor, to the best of our knowledge, any of the persons listed on Schedule I to this document, beneficially owns or has any right to acquire any other shares or has effected any other transactions in the shares of DTM common stock during the past 60 days.

     Available Information. We are subject to the informational requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. These reports, proxy statements and other information are available for inspection at the SEC, and copies can be obtained from the SEC in the same manner as is set forth with respect to DTM in Section 8 -- "Information Concerning DTM."

10. SOURCE AND AMOUNT OF FUNDS.

     The offer is conditioned upon the receipt of all financing necessary to fund our financial obligations arising from the offer, the merger and all the transactions contemplated by the merger agreement. We estimate that the total amount of funds required to consummate the offer and the merger, to pay for the cancellation of employee stock options and to pay our related fees and expenses will be approximately $48,000,000. We will obtain the necessary funds through available cash on hand and through the two credit facilities described below.

     It is anticipated that the indebtedness incurred under the credit facilities will be repaid from funds generated from our general business operations and from other sources that may include proceeds from a private or public sale of debt or equity securities. No final decision has been made concerning the methods which we may employ to repay the indebtedness. We currently have no other financing arrangements or alternative financing plans in place in the event the credit facilities described below fall through. In such a situation, we will seek alternative sources of financing.

     Credit Facilities. Pursuant to a letter agreement dated April 24, 2001, U.S. Bank N.A. has committed to make us loans consisting of a $26,500,000 revolving line of credit and a $15,000,000 commercial term loan, upon the terms and conditions described in the letter agreement. The purpose of the credit facilities is to assist us in our acquisition of DTM and thereafter to finance our working capital and general corporate needs.

     The interest rate applicable to both credit facilities will be at our option either: (1) the prime rate plus a margin ranging from 0.25% to 1.0%, or
(2) the 90 day reserve adjusted LIBOR, or London Inter-Bank Offer Rate, plus a margin ranging from 2.0% to 2.75%. The margin for each rate will vary depending upon our interest-bearing-debt-to-our earnings before interest, taxes, depreciation and amortization. The terms prime rate, LIBOR and interest-bearing-debt will have the meanings customary for financings of this type.

     The revolving credit facility will mature three years after the closing date of the offer. The term loan will mature 66 months from the closing date of the offer. For the revolving line of credit, interest will be payable monthly and the principal will be due in full at maturity. For the term loan, only the interest is due during the first six months; thereafter, the balance of the loan will be amortized over five years requiring quarterly principal payments equal to the lesser of the outstanding principal balance or $750,000, plus interest. The term loan is also subject to a debt recapture provision that requires 40% of our "excess cash flow" to be applied toward principal reduction on an annual basis.

     The letter agreement provides that U.S. Bank will receive a first priority security interest in our and DTM's accounts receivable, inventory, equipment and general intangibles (including certain intellectual property assets). We will also pledge the stock of DTM as collateral for the credit facilities. In addition, we will provide U.S. Bank with customary and appropriate representations and warranties and covenants (which will require us to meet various financial ratios on a periodic basis).

     Funding of the above mentioned credit facilities will be subject to the satisfaction of customary closing conditions, including but not limited to, the closing of the offer, the bank's perfection of title in certain of our assets, the receipt of third party permits and consents and such other matters as customary or appropriate for a financing of this type.

     This summary of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the letter agreement, which is attached and which is incorporated herein by reference.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH
DTM.

     In November 1999, Mr. G. Walter Loewenbaum II, our Chairman, and Mr. Anthony Mariotti, a director of DTM, had a lunch meeting and discussed on a preliminary basis, the possibility of 3D Systems and DTM entering into a transaction. Following this meeting, Mr. Brian Service, our Chief Executive Officer and President, had preliminary telephonic conversations with Mr. Mariotti to further discuss the possibility of entering into a transaction. To facilitate these discussions, on January 25, 2000, the parties entered into a confidentiality agreement. On February 9, 2000, Mr. Service, Mr. Loewenbaum, Mr. Charles Hull, our Chief Technology Officer and Mr. A. Sidney Alpert, our then general counsel, held a preliminary meeting in Austin, Texas with John S. Murchison, III, DTM's Chief Executive Officer and President, Geoffrey W. Kreiger, DTM's Chief Financial Officer, Kevin McAlea, DTM's Vice President of Marketing and Business Development and Mr. Mariotti, to discuss their mutual interest in a potential business combination.

     On February 16, 2000, we held a regular board meeting at our principal corporate offices in Valencia, California. During this meeting, Mr. Service, as part of his regular strategic overview, provided the Board with information concerning these preliminary discussions. No formal action relating to any business combination was taken by the Board at this time.

     Throughout February and March 2000, informal discussions continued between our representatives and those of DTM. During this period, we met with A.G. Edwards & Sons, Inc. and discussed a possible combination with DTM. In addition, 3D Systems and DTM exchanged certain limited valuation analyses following which we orally communicated a preliminary proposal to Mr. Mariotti to acquire all of the outstanding securities of DTM. Mr. Mariotti informed us that DTM did not accept our proposal. On May 2, 2000, we held a regular board meeting at which Mr. Service updated the board of directors with respect to discussions with DTM and informed the board of directors that in light of the differences in valuation analyses and due to other business developments, discussions with DTM had ceased.

     On May 10, 2000, we engaged A.G. Edwards & Sons, Inc. to provide certain financial advisory services in the event that we determined to pursue a business combination. Thereafter, from time to time, A.G. Edwards advised us with respect to possible acquisition candidates, including DTM.

     On February 22, 2001, Mr. Loewenbaum met with Mr. Mariotti in Austin, Texas to again discuss potential strategic opportunities of a business combination of the companies in light of certain changes in the business climate and DTM's recent strong earnings performance and litigation proceedings between DTM and EOS GmbH. At that time, EOS was threatening to cause us to become a party to this litigation because EOS's lawsuit against DTM alleges that DTM has infringed and continues to infringe certain U.S. patents licensed to EOS by us. On February 23, 2001, Messrs. Loewenbaum, Service and

Mariotti met in Austin, Texas and continued discussions regarding a possible combination. During these meetings, the parties discussed the current operations of DTM, the structure of a proposed transaction and the potential synergies of a combination.

     On February 28, 2001, we held a regular board meeting during which Mr. Service summarized the discussions conducted with DTM and the structure of a proposed acquisition. The Board authorized management to present a non-binding offer letter to DTM to acquire all of the outstanding shares of common stock of DTM for $5.25 per share by means of a cash tender offer followed by a merger of DTM and a newly-formed subsidiary. That same day, we submitted to DTM a non-binding offer letter to acquire all of the outstanding shares of common stock of DTM for $5.25 per share, subject to, among other conditions, satisfactory conclusion of due diligence, a 30-day exclusivity period and an agreement from certain key shareholders to tender their shares and support the proposed transaction.

     On March 12, 2001, Hoak Breedlove Wesneski & Co., DTM's financial advisor, contacted A.G. Edwards and indicated that the special committee had reviewed our non-binding offer letter dated February 28, 2001 and also had received and was considering a proposal from another potential acquiror. Hoak Breedlove indicated the special committee would not grant us a period of exclusivity based on our proposed offer letter.

     On March 13, 2001, we submitted a letter to the special committee indicating that we were unwilling to commit the substantial time and resources necessary to launch our due diligence investigation in the presence of the competing offer. We reiterated our earlier proposal as set forth in the February 28, 2001 offer letter including the period of exclusivity.

     On March 13 and 14, 2001, discussions continued between the parties regarding the valuation of DTM, the exclusivity period and the proposed transaction. On March 14, 2001, Hoak Breedlove contacted A.G. Edwards and indicated that the special committee had received our March 13, 2001 letter but believed the proposed price was not sufficient to grant us a period of exclusivity in which to conduct our due diligence. In a separate conversation on March 14, 2001, Hoak Breedlove indicated to A.G. Edwards that the special committee believed that the price per share should be increased and that the exclusivity period should be reduced from 30 days to not more than two weeks. Separately, on March 14, 2001, Mr. Mariotti contacted Mr. Service directly and discussed the special committee's response to our proposal, specifically that the offer price should be increased and that the special committee would agree to a maximum two-week period of exclusivity. Mr. Service inquired as to whether a price range of $5.50-6.00 would be sufficient and Mr. Mariotti expressed his belief that such a price range would be adequate to justify granting us a two-week exclusivity period, but that any decision would be made by the special committee.

     On March 15, 2001, we submitted another non-binding offer letter to acquire DTM for a price in the range of $5.50-$6.00 per share, subject to, among other things, satisfactory completion of due diligence and a two-week period of exclusivity. Later that day, Hoak Breedlove contacted A.G. Edwards and indicated that the special committee had agreed to grant us a two-week period of exclusivity based on our March 15, 2001 non-binding offer letter.

     During the next several days, our representatives negotiated the terms of the exclusivity agreement and a confidentiality agreement with DTM, and on March 17, 2001, the parties executed and delivered the exclusivity agreement and the confidentiality agreement.

     Beginning on March 16, 2001, representatives of A.G. Edwards held discussions with certain potential lending sources relating to the financing necessary to fund the contemplated transactions.

     On March 18 and 19, 2001, our principals together with representatives of A.G. Edwards and Akin, Gump, Strauss, Hauer and Feld, L.L.P., our outside counsel, commenced preliminary business and legal due diligence. Additional due diligence was conducted in meetings with DTM management on March 20-22, 2001 in Austin, Texas by certain of our officers, together with representatives of A.G. Edwards, Akin Gump Strauss Hauer and Feld, L.L.P., and Deloitte and Touche, our independent public accountants, concerning the business, financial, accounting, legal intellectual property rights and other affairs of DTM. The parties continued these due diligence activities during the following week.

     On March 26 and 27, 2001, certain members of our management together with representatives of A.G. Edwards made presentations to potential lenders. Beginning the week of March 26, we received several written proposals from potential lending sources.

     On March 27, 2001, our board of directors held a telephonic meeting to discuss the proposed business combination, which included a presentation from our management regarding the status of due diligence and negotiations. During that meeting, A.G. Edwards presented its financial analysis with regard to the proposed transaction. On that same day, we submitted to the special committee a non-binding offer letter to acquire DTM for $5.75 per share. On March 28, 2001, our outside counsel provided to the parties a preliminary draft of the merger agreement.

     On March 28, 2001, Hoak Breedlove contacted A.G. Edwards on behalf of the special committee to propose a purchase price of $6.00 per share. Hoak Breedlove also discussed certain of the other terms in the draft merger agreement.

     Between March 28, 2001 and April 2, 2001 there were various meetings and telephonic conferences between our principals and representatives of A.G. Edwards and our outside counsel, on the one hand, and principles of DTM, Hoak Breedlove and DTM's outside counsel, on the other, to negotiate provisions of the merger agreement and the tender and voting agreements, and additional due diligence was conducted by our outside counsel. On April 1, 2001, Messrs. Loewenbaum and Mariotti together with their respective representatives met to negotiate certain remaining terms in the merger agreement including, among other things, the purchase price and receipt by us of financing adequate to fund the transactions contemplated by the merger agreement. Following these discussions, the parties agreed to recommend to their respective boards of directors a purchase price of $5.80 per share.

     In the morning of April 2, 2001, our board of directors held a special meeting by telephonic conference to discuss the merger agreement and the proposed transaction. The board of directors received and participated in a presentation by A.G. Edwards with respect to the financial terms of the proposed transaction. At the conclusion of its presentation, a representative of A.G. Edwards delivered the oral opinion of A.G. Edwards to the board of directors that, as of such date, an offer price of $5.80 per share of DTM common stock was fair from a financial point of view to our stockholders. A.G. Edwards subsequently confirmed its oral opinion by letter dated April 2, 2001. Our outside counsel summarized the material terms of the merger agreement and discussed the results of the due diligence investigation. Mr. Service presented to the Board details regarding DTM and recent discussions with the principals of DTM. At the conclusion of the meeting, the board of directors approved and authorized the execution of the merger agreement, the tender and voting agreements and the commencement of the offer consistent with the terms of the merger agreement.

     Later on April 2, 2001, DTM informed us that its board of directors had approved the execution of the merger agreement, the tender and voting agreements and the completion of the transactions contemplated by those agreements and declared the advisability of the merger agreement and resolved to recommend acceptance of the offer and adoption of the merger agreement by the holders of shares of DTM common stock.

     On April 2, 2001, the respective parties to the merger agreement and the tender and voting agreements executed and delivered those agreements and on April 3, 2001, we and DTM issued a joint press release announcing the signing of the merger agreement.

     Commencing April 2, 2001 and continuing through April 23, 2001, the potential lending sources conducted their due diligence investigation. On April 24, 2001, we received a commitment letter from U.S. Bank and during the next two days together with our outside counsel and financial advisor negotiated certain of its terms. On April 26, 2001, we held a special telephonic board meeting during which Mr. Service presented the material terms of the commitment letter. At the conclusion of the meeting, the board of directors approved and authorized the execution of the commitment letter. On April 27, 2001, we issued a press release announcing the execution of the commitment letter.

     Pursuant to the merger agreement, the parties agreed to commence the tender offer on April 30, 2001.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR DTM.

     The purpose of the offer is for us to acquire the entire equity interest in DTM. The purpose of the merger is for us to acquire all of the equity interest in DTM not acquired pursuant to the offer. Upon consummation of the merger, DTM will become our wholly owned subsidiary. The acquisition of the entire equity interest in DTM has been structured as a cash tender offer followed by a cash merger in order to provide a prompt transfer of ownership of the equity interest in DTM from you to us and to provide you with cash for all of your shares.

     Under Texas law, the approval of DTM's board of directors and, under certain circumstances, the affirmative vote of the holders of a majority of the outstanding shares present at a duly constituted meeting are required to approve and adopt the merger agreement and the transactions contemplated by the agreement. Alternatively, Texas law and the articles of incorporation of DTM permit the approval and adoption of the merger agreement and the related transactions by written consent of the holders of at least 67% of the outstanding shares of DTM common stock. DTM has agreed to take all action necessary to convene a meeting of its shareholders as promptly as practicable after the consummation of the offer for the purpose of obtaining shareholder approval of the merger (if required by applicable law to consummate the merger) or in place of that meeting, we have agreed to cause the merger agreement to be adopted by written consent of the shareholders of DTM. The shareholders' meeting will be held as soon as practicable (subject to any statutory or other restrictions) following the purchase of the shares of DTM common stock pursuant to the offer. If a meeting of DTM shareholders is required, a proxy statement containing detailed information concerning the merger will be furnished to shareholders of DTM in connection with that meeting.

     If we own at least 90% of the outstanding shares of DTM common stock, we will not need to hold the shareholders' meeting described in the previous paragraph. Texas law provides for a "short-form" merger under which the merger will become effective as soon as practicable after the expiration date without a meeting of the DTM shareholders and without the written consent of the DTM shareholders.

     At a meeting duly called and held on April 2, 2001, the DTM board of directors:

     - after evaluating the merger, determined that each of the merger agreement and the tender and voting agreements is advisable and fair to, and in the best interests of DTM's shareholders;

     - approved the execution, delivery and performance of the merger agreement and each of the tender and voting agreements and completion of the transactions contemplated by those agreements, including the offer and the merger; and

     - declared the advisability of the merger agreement and resolved to recommend the acceptance of the offer and the adoption of the merger agreement by DTM's shareholders.

     The only remaining corporate action of DTM that may be required is the approval and adoption of the merger agreement and the transactions contemplated by the agreement by the holders of a majority of the shares of DTM common stock (or by 67% if approved by written consent of the shareholders in lieu of a meeting). If the minimum condition is satisfied, we will have sufficient voting power to cause the approval and adoption of the merger agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder of DTM. We have agreed to vote all shares of DTM common stock owned by us in favor of the merger. If we acquire at least 90% of the shares of DTM common stock in the offer we will complete a short-form merger without the vote or written consent of the DTM shareholders.

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

     Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the merger. We believe, however, that Rule 13e-3 will not be applicable to the merger if the merger is consummated within one year after the termination of the offer at the same per share price as paid in the offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning DTM and certain information relating to the fairness of the merger and the consideration offered to minority shareholders in the merger be filed with the SEC and disclosed to shareholders prior to consummation of the merger.

     Plans for DTM. If we purchase DTM common stock pursuant to the offer, the merger agreement provides that we will be entitled to designate representatives to serve on DTM's board of directors in proportion to our ownership of DTM common stock following that purchase; provided, however, that until the effective time of the merger, there must be at least two directors who are directors of DTM on April 2, 2001 and not officers of DTM or our affiliates. Promptly upon the consummation of the offer, we currently intend to seek maximum representation on DTM's board of directors as permitted by the merger agreement. We expect that our representation on DTM's board of directors would permit us to exert substantial influence over DTM's conduct of its business and operations. As a result of the merger, our directors and officers immediately prior to the effective time of the merger will become the directors and officers, respectively, of DTM, as the surviving corporation. See Section 13 -- "The Merger Agreement, the Tender and Voting Agreements, the Confidentiality Agreement and the Exclusivity Agreement" for more detailed information.

     Following the consummation of the offer, we intend to cause the DTM common stock to cease to be authorized or to be quoted in an automated quotation system operated by a national securities association and to terminate the registration of the DTM common stock pursuant to Section 12(g)(4) of the Exchange Act. We expect that initially following the merger, the business and operations of DTM will be continued substantially as they are currently being conducted. We will continue to evaluate the business and operations of DTM during the pendency of the offer and, after the consummation of the offer and the merger, we will take those actions as we deem appropriate under the circumstances then existing. We intend to seek additional information about DTM during this period. Thereafter, we intend to review this information as part of a comprehensive review of DTM's business, assets, operations, capitalization, dividend policy, management and personnel, with a view to optimizing development of DTM's potential in conjunction with our current and future business.

     Except as described above or elsewhere in this document, we have no present plans or proposals that would relate to or result in the following:

     - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving DTM or any of its subsidiaries (other than possible intercompany transactions among DTM, its subsidiaries and us);

     - a purchase, sale or transfer of a material amount of assets of DTM or any of its subsidiaries;

     - any change in the present board of directors or management of DTM;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of DTM;

     - any other material change in DTM's business or corporate structure;

     - any action similar to any of those enumerated above.

13. THE MERGER AGREEMENT, THE TENDER AND VOTING AGREEMENTS, THE CONFIDENTIALITY AGREEMENT AND THE EXCLUSIVITY AGREEMENT.

     The following is a summary of the material provisions of the merger agreement, the tender and voting agreements, the confidentiality agreement and the exclusivity agreement, copies of which are attached as exhibits to the Tender Offer Statement on Schedule TO we filed with the SEC in connection with the offer. These summaries do not purport to be complete and are qualified in their entirety by reference to the merger agreement the tender and voting agreements, the confidentiality agreement and the exclusivity agreement, each of which we incorporate by reference. You should read these agreements carefully in their entirety.

THE MERGER AGREEMENT

     The Offer

     Structure, Timing and Conditions. Pursuant to the merger agreement, within five business days of our receipt of commitments from financial institutions or other equity or debt sources sufficient in amount to allow us to consummate the transactions contemplated by the merger agreement, we will commence the offer to acquire all the outstanding shares of DTM common stock from the shareholders at $5.80 per share, net to the shareholder in cash, without interest, less any required withholding taxes. The offer will expire at 12:00 midnight, New York City time on the 20th business day following the commencement of the offer, unless otherwise extended. We will accept for payment and pay for all shares of DTM common stock validly tendered and not withdrawn pursuant to the offer as promptly as practicable after the expiration date of the offer. Our obligation to accept for payment, purchase and pay for any shares of DTM common stock validly tendered and not withdrawn pursuant to the offer is subject to certain conditions described in Section 14 -- "Conditions to Our Obligations."

     Changes to the Offer Terms. We may, in our sole discretion, modify the terms and conditions of the offer and waive any condition described under
Section 14 -- "Conditions to Our Obligations," except that, without the prior written consent of DTM, we may not:

     - decrease the offer price;

     - change the form of consideration to be paid pursuant to the offer;

     - reduce the maximum number of shares to be purchased in the offer;

     - impose conditions to the offer in addition to those set forth in Section 14 -- "Conditions to Our Obligations;"

     - extend the offer, except as provided below;

     - amend any other term of the offer in any manner materially adverse to holders of shares of DTM common stock; or

     - amend or waive the minimum condition.

     Extension of the Offer. We may from time to time, in our sole discretion, extend the initial expiration date of the offer if, on the initial expiration date, not all the conditions of the offer are satisfied or waived. We may, without the consent of DTM, extend any expiration date of the offer for any period required by any rule, regulation, interpretation or position of the SEC or for any period required by applicable law. In addition, we have agreed to extend the offer from time to time until June 29, 2001, if on the initial expiration date of the offer, or any extension thereof, the conditions of the offer have not been waived or satisfied. However, we are not required to extend the offer under this provision unless, in our reasonable judgment:

     - each condition that is not then satisfied or waived is reasonably capable of being satisfied;

     - DTM is in material compliance with all of its covenants in the merger agreement; and

     - the failure of a condition to be satisfied did not result from a breach by DTM of any of its covenants and agreements contained in the merger agreement.

     In addition, we may, without the consent of DTM, provide a "subsequent offering period" by extending the offer from three to 20 business days following the expiration date of the offer.

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

     Board Representation. The merger agreement provides that effective upon our purchase pursuant to the offer of that number of shares of DTM common stock which represents at least 67% of the total number of outstanding common shares on a fully diluted basis, and from time to time thereafter, we will be entitled to designate up to that number of DTM directors, rounded up to the next whole number, as will make the percentage of the DTM directors designated by us equal to the percentage of outstanding shares of DTM common stock held by us. DTM has agreed to take all action necessary to cause our designees to be elected to or appointed by DTM's board of directors. The merger agreement also provides that upon our written request, DTM will use its best efforts to cause our designees to be elected or appointed to each committee of DTM's board of directors and to the board of directors of each of its subsidiaries (in the same percentage of representation as on DTM's board of directors).

     Prior to the effective time of the merger, DTM will have on its board of directors at least two directors who were directors of DTM on April 2, 2001 (the date of the merger agreement) and who are not officers of DTM or our affiliates. We refer to these two directors as the "independent directors." If the number of independent directors is reduced below two, the remaining independent director will be entitled to designate a person to fill the vacancy and if no independent director remains, the other directors will designate two persons to fill the vacancies who shall not be officers of DTM or our affiliates and those designees will be deemed to be independent directors for purposes of the merger agreement.

     SEC Filings and Dissemination of Documents to Shareholders. As soon as practicable on the date of commencement of the offer, we will file the Tender Offer Statement on Schedule TO with the SEC. The Schedule TO will contain or incorporate by reference this document and other related offering documents with respect to the offer. We also have agreed to cause this document and related offering documents to be disseminated to you to the extent required by applicable federal securities laws. DTM will file with the SEC and mail to you, concurrently with the commencement of the offer or as promptly thereafter as practicable, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of DTM's board of directors in favor of the offer and the merger and the opinion of DTM's financial advisor that the consideration to be received for the shares of DTM common stock pursuant to the offer and the merger is fair to you from a financial point of view.

     The Merger

     Structure, Timing. Pursuant to the merger agreement, as soon as practicable after satisfaction of all conditions to the merger, Tiger Deals will merge with and into DTM. DTM will be the surviving corporation after the merger. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of Delaware and a certificate of merger is issued by the Secretary of State of Texas, or at a later time as specified in the respective certificates of merger. The merger is expected to occur as soon as practicable after all conditions of the merger have been satisfied or waived.

     At the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will be amended and restated to be identical to our certificate of incorporation and bylaws as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be "DTM Corporation." Further, at the effective time of the merger, our directors and officers will become the initial directors and officers of the surviving corporation until those directors' or officers' successors are duly elected or appointed.

     Consideration. Pursuant to the merger agreement and by virtue of the merger, at the effective time of the merger:

     - each share of DTM common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of DTM common stock held by DTM in treasury, or shares held by us, which shall be cancelled, and shares held by shareholders who have properly exercised appraisal rights under Texas law), will be converted automatically into the right to receive $5.80 in cash, or any higher price that may be paid per share for the DTM common stock pursuant to the offer (less any required withholding taxes), upon surrender of the DTM common stock certificate;

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

     - each share of DTM common stock held in the treasury of DTM or by us, if any, immediately prior to the effective time of the merger, will be cancelled without any conversion and no payment or distribution will be made with respect to those shares; and

     - each outstanding share of Tiger Deal common stock will be converted into one share of common stock of the surviving corporation.

     If, between April 2, 2001 and the effective time of the merger, the number of outstanding shares of DTM capital stock changes by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the merger, the $5.80 cash consideration to be paid to each DTM shareholder will be correspondingly adjusted.

     Treatment of Options. At the effective time of the merger, each outstanding and unexercised option to purchase DTM common stock pursuant to the 1996, 1998 and 1999 DTM stock option plans, whether vested or unvested, will accelerate and convert into an obligation of DTM to pay to the holders of those options a cash amount for each option that is equal to (i) the excess, if any, of the $5.80 per share consideration or any higher price that may be paid per share in the offer, over the exercise price per share of the subject option multiplied by (ii) the number of shares underlying the option. In addition, except as may be otherwise agreed upon by the parties, as of the effective time of the merger:

     - all of DTM's stock option plans will terminate;

     - the provisions in any other plan, program or arrangement providing for the issuance of capital stock of DTM or any of its subsidiaries will be deleted; and

     - no holder of DTM options or any participant in DTM's stock option plans will have any rights to acquire any equity interest in the surviving corporation.

     Treatment of Warrants. All warrants and other convertible securities to purchase shares of DTM common stock, if any, will be cancelled as of the closing of the merger.

     Exchange of Stock Certificates. At the effective time of the merger, the surviving corporation will deposit with a paying agent the cash necessary to consummate the merger. Promptly after the effective time of the merger, the paying agent will mail to each person who was a record holder of DTM common stock at the effective time of the merger, a letter of transmittal and instructions for use in effecting the surrender of the holder's stock certificates. Upon surrender to the paying agent of the holder's stock certificate, the holder will be entitled to receive the $5.80 per share cash consideration, without interest, less any required withholding taxes and the certificates so surrendered will be promptly cancelled.

     No Further Ownership Rights in DTM. At and after the effective time of the merger your rights as a shareholder of DTM will terminate, except for the right to surrender your certificates in exchange for the $5.80 per share cash consideration (or any higher consideration paid in the offer) or to perfect your right to receive payment for your shares under Texas law and the merger agreement. There shall be no further transfers on the stock transfer books of DTM of the shares that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates that formerly represented shares of DTM common stock are presented to the surviving corporation, these certificates will be cancelled and exchanged for cash less required withholding taxes in the manner described above, subject to applicable law with respect to dissenting shareholders.

     Representations and Warranties. In the merger agreement, DTM and/or its subsidiaries have made various customary representations and warranties to us, subject to certain exceptions, with respect to among other things:

     - due organization, existence and good standing;

     - proper execution, delivery and performance of the merger agreement;

     - governmental and third-party approvals and authorizations of the merger agreement;

     - absence of any liability for broker's fees;

     - capital structure;

     - absence of any equity commitments in connection with the transactions contemplated by the merger agreement;

     - accuracy of organizational documents;

     - accuracy of documents and financial statements filed with the SEC;

     - absence of undisclosed liabilities and certain changes;

     - compliance with all applicable laws and orders;

     - payment and filing of taxes;

     - good and marketable title to tangible personal property owned or used;

     - valid ownership or leasehold interests in all material parcels of real property free and clear of encumbrances;

     - complete disclosure of and adequate protection of its intellectual property;

     - content and value of the inventory;

     - compliance with contracts where a breach would have a material adverse effect;

     - enforceability of receivables;

     - maintenance of certain insurance policies;

     - absence of material litigation;

     - absence of material product liability or liability from product warranties and guarantees for products manufactured, sold, leased or delivered;

     - absence of plans by any executive, key employee, or group of employees to terminate employment;

     - employee benefit plans and representations that the plans are maintained;

     - compliance with various environmental, health and safety requirements;

     - accuracy of information supplied to any governmental entity in connection with the transactions contemplated by the merger agreement;

     - absence of knowledge of any fact or circumstance that is likely to materially impede or delay receipt of any consents of a governmental entity;

     - the vote necessary to approve and adopt the merger;

     - receipt of an opinion from Hoak Breedlove Wesneski & Co. indicating that the $5.80 per share consideration is fair from a financial point of view to the DTM shareholders;

     - approval by DTM's board of directors of the transactions contemplated by the merger agreement; and

     - the truth of all statements of material fact contained in the representations and warranties.

     In the merger agreement, we have made various customary representations and warranties to DTM, subject to certain exceptions, with respect to among other things:

     - due organization, existence and good standing;

     - proper execution, delivery and performance of the merger agreement and the tender and voting agreements;

     - governmental and third-party approvals and authorizations of the merger agreement;

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

     - capital structure;

     - material litigation;

     - our ownership of no more than 100 shares of DTM common stock;

     - the limited nature of the activities of Tiger Deals;

     - absence of any liability for broker's fees;

     - good faith belief that we will have the means to purchase the DTM common stock and consummate the transactions contemplated by the merger agreement;

     - information supplied to any governmental entity in connection with the transactions contemplated by the merger agreement; and

     - absence of knowledge of any fact or circumstance that is likely to materially impede or delay the receipt of any consents of a governmental entity.

     Covenants

     Conduct Prior to Closing. The parties to the merger agreement each agreed that, during the period from April 2, 2001 (the date of the merger agreement) to the earlier of the closing date of the merger or termination date of the merger agreement, the following, among other things, will occur:

     - the parties will give any required notices to third parties and use their best efforts in obtaining the consent of any third party or governmental authority;

     - DTM and its subsidiaries will conduct their operations in the ordinary course of business and consistent with past practices;

     - DTM will provide reasonable access during normal business hours to all of its properties, books, contracts and records to our representatives;

     - we will use reasonable best efforts to obtain the necessary financing commitments;

     - the parties will use reasonable best efforts to satisfy the closing conditions set forth in the merger agreement;

     - if, prior to the closing of the merger, either party becomes aware of a matter that, if existing on the date of the merger agreement, would have been required to have been disclosed, such party will promptly provide written notice of the undisclosed matter to the other party; and

     - the parties will use reasonable best efforts to agree upon the text of any press release before issuing any press release or making any public statements with respect to the merger.

     No Solicitation. The merger agreement provides that DTM will not, nor will DTM permit its officers, directors, employees and representatives, directly or indirectly, to initiate, solicit, have discussions with, enter into an agreement with or provide any information, to any party, concerning the following events:

     - the acquisition of DTM by merger, acquisition consolidation or similar transaction involving any equity security of DTM; and

     - the acquisition of DTM by the acquisition of all or substantially all of DTM's assets (other than an acquisition by us).

     We refer to any offer or proposal (other than by us) for either of the foregoing actions as an "acquisition proposal."

     However, nothing contained in the merger agreement prevents DTM or DTM's board of directors from:

     - complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to any tender offer, provided that, among other things, DTM's board of directors will not recommend that DTM shareholders tender their shares in connection with that tender offer unless DTM's board of directors in good faith, after consultation with legal counsel, determines that it is reasonably likely that its failure to do so would constitute a breach of its fiduciary duties to its shareholders; and

     - furnishing information to, or entering into discussions or negotiations with, any person or entity in response to an acquisition proposal, unless, among other things, DTM's board of directors in good faith, after consulting with legal counsel, determines that it is reasonably likely that its failure to do so would constitute a breach of its fiduciary duties to its shareholders.

     Pursuant to the merger agreement, DTM's board of directors may withdraw its recommendation of the merger agreement or approve or recommend any acquisition proposal, if after consulting with legal counsel, DTM's board of directors determines in good faith that it is reasonably likely that its failure to do so would constitute a breach of its fiduciary duties to its shareholders. DTM's board of directors may only enter into an agreement with respect to an acquisition proposal that is a superior proposal. A superior proposal is an unsolicited acquisition proposal by a third party who the DTM board of directors determines in good faith has a good faith intent to proceed with negotiations and has the financial and other capabilities to complete the acquisition proposal (i) on terms that a majority of the members of DTM's board of directors determines, acting upon the written opinion of financial advisors, to represent superior value for the DTM shareholders as compared to the transactions contemplated by the merger agreement and (ii) is reasonably capable of being completed.

     DTM must promptly advise us of any acquisition proposal or any inquiry with respect to or that could lead to an acquisition proposal. In addition, DTM must provide prompt notice to us of the identity of the person making the acquisition proposal and the material terms of the acquisition proposal. Further, DTM must keep us fully informed of the status of the acquisition proposal and provide copies of all correspondence sent by the third party to DTM in connection with the acquisition proposal.

     Shareholders' Meetings and Proxy Statement. DTM has agreed to take all action necessary to convene a meeting of its shareholders as promptly as practicable after the consummation of the offer for the purpose of obtaining shareholder approval of the merger (if required by applicable law to consummate the merger) or in lieu of that meeting, we have agreed to cause the merger agreement to be adopted by written consent of the shareholders of DTM. The shareholders' meeting (if required by applicable law to consummate the merger) shall be held as soon as practicable (subject to any statutory or other restrictions) following the purchase of DTM common stock pursuant to the offer. In the event a meeting of DTM shareholders is required, DTM and 3D Systems will prepare and file a proxy statement with the SEC.

     Directors' and Officers' Indemnification and Insurance. The merger agreement provides that DTM will indemnify each person who is now, or has been at any time prior to the execution date of the merger agreement, an officer or director of DTM or any of its subsidiaries, for any claim, liability, loss, damage, amount paid in settlement, cost or expense, including reasonable attorney fees and expenses, occurring at or prior to the effective time of the merger, arising (i) out of the merger agreement and the transactions contemplated by the merger agreement and (ii) out of the fact that the person is or was an officer or director of DTM or any of its subsidiaries. From and after the effective time of the merger, the surviving corporation will fulfill and honor the indemnification obligations of DTM under any indemnification agreements between DTM and its directors and officers as well as any indemnification provisions under DTM's organizational documents. In addition, the surviving company will maintain in effect, if available, for not less than six years after the effective time of the merger the current directors' and officers' liability insurance maintained by DTM with respect to matters existing or occurring at or prior to the effective time of the merger. Neither we nor DTM will be required to pay annual premiums for this insurance in excess of 200% of the annual premium currently paid by DTM. In addition, we at our election, may cause coverage to be provided under any policy maintained for our benefit, so long as the terms are not materially less advantageous to the intended beneficiaries than the existing insurance coverage.

     Financing. We will use our reasonable best efforts to obtain, on terms reasonably satisfactory to us, commitments in customary form from financial institutions or other equity or debt sources sufficient to allow us to consummate the transactions contemplated by the merger agreement.

     Employee Benefits. As of the effective time of the merger, we have agreed that all DTM employees retained after the merger will become entitled to all benefits generally available to our employees under our employee benefit plans. Further, the merger agreement requires the surviving corporation to honor certain severance plans and severance agreements adopted and entered into by DTM prior to the effective time of the merger.

     Closing Conditions. The obligation of each party to effect the merger is subject to the satisfaction of each of the following conditions, unless waived in writing by the parties:

     - no governmental entity will have initiated proceedings to restrain or prohibit the merger or force rescission of the merger agreement;

     - any applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 must have been terminated with respect to the merger and the transactions contemplated by the agreement;

     - DTM shareholder approval of the merger (if required) must have been obtained;

     - all governmental consents, orders and approvals required to complete the merger and the transactions contemplated by the merger agreement must have been obtained;

     - no law or order will have been promulgated by any governmental entity (and be in effect) which declares the merger agreement invalid or unenforceable in any material respect or prohibits consummation of the merger or transactions contemplated by the merger agreement; and

     - we will have purchased all shares of DTM common stock tendered and not withdrawn.

     Termination; Termination Fees and Expenses. Subject to certain limitations, the merger agreement and the transactions contemplated by it may, at any time prior to the effective time of the merger, be terminated, whether before or after shareholder approval of the merger:

     - by mutual written consent of the parties to the merger agreement;

     - by DTM or us, if (i) we do not receive the necessary financing commitment to consummate the transactions contemplated by the merger agreement on or prior to May 3, 2001 or (ii) we do not accept for payment the shares of DTM common stock tendered pursuant to the offer within 65 days following the commencement of the offer;

     - by DTM or us, if any governmental entity issues a non-appealable final order, decree or ruling or has taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, shares of DTM common stock pursuant to the offer or the merger;

     - by us, if DTM's board of directors (i) withdraws, modifies or changes (including by amendment of the Solicitation/Recommendation Statement) its recommendation of the offer, the merger agreement or the merger in a manner adverse to us; (ii) recommends to DTM shareholders any other acquisition proposal; or (iii) fails to reaffirm publicly and unconditionally its recommendation to you that you tender your shares of DTM common stock in the offer within five days of our written request to do so;

     - by us, if the minimum condition is not satisfied by the expiration date of the offer and a third party has made an acquisition proposal or a group or person (other than us or parties to the tender and voting agreements) becomes the beneficial owner of more than 50% of DTM's common stock;

     - by us, if DTM breaches any of its representations and warranties or fails to perform its covenants or other agreements contained in the merger agreement which give rise to the failure of the conditions in the merger agreement relating to the withdrawal of DTM's board of directors' recommendation of the offer, the entering into an agreement with respect to an acquisition proposal, the acquisition by a third party of a 50% or greater interest in DTM, and that breach or failure is incapable of being cured within five business days following receipt of notice of that breach or failure;

     - by DTM, if there has been a material breach by us of any representation, warranty, covenant or agreement set forth in the merger agreement which (if susceptible of cure) has not been cured in all material respects within five business days following receipt of notice of the breach; and

     - by DTM, if prior to the acceptance of and payment for the shares of DTM common stock pursuant to the offer, (i) DTM enters into an agreement with respect to a superior proposal or DTM's board of directors recommends any superior proposal and (ii) DTM pays the termination fee required by the merger agreement.

     The merger agreement provides for payment of a termination fee and reimbursement for actual out of pocket expenses (including, but not limited to, fees of legal counsel, accountants and financial and other advisors), in the following situations:

     - if DTM terminates the merger agreement and enters into an agreement with respect to a superior proposal or we terminate the merger agreement because DTM's board of directors withdraws its recommendation of the offer, DTM will pay us a termination fee equal to $1,025,000 plus all actual out of pocket expenses but not to exceed $2,000,000 in the aggregate;

     - if we are not entitled to the termination fee described above, and we terminate the merger agreement because DTM shareholders fail to approve the merger or DTM breaches any of its representations or warranties or fails to perform its covenants under the merger agreement and the breach or failure gives rise to the failure of certain conditions to the offer, DTM must pay us all actual out of pocket expenses up to $500,000; and

     - if DTM terminates the merger agreement because we breach a representation or warranty and we fail to cure that breach in the prescribed time, we must pay DTM all actual out of pocket expenses up to $500,000.

TENDER AND VOTING AGREEMENTS

     General. We required as a condition of our entering into the merger agreement, that DTM Acquisition Company, L.P. and John S. Murchison, III enter into tender and voting agreements. DTM Acquisition Company and Mr. Murchison beneficially own an aggregate of 3,513,357 outstanding shares of DTM common stock (representing approximately 44.9% of the outstanding shares of DTM common stock on April 26, 2001, on a fully diluted basis).

     Agreement to Tender. Pursuant to the tender and voting agreements, DTM Acquisition Company and Mr. Murchison have agreed to do the following:

     - validly tender, pursuant to and in accordance with the terms of the offer, as soon as practicable after commencement of the offer but in no event later than ten business days after the date of commencement of the offer, all DTM common stock legally or beneficially owned by them on the date of the tender and voting agreements, together with any DTM common stock acquired after that date; and

     - not withdraw the DTM common stock so tendered, except following the termination of the offer pursuant to its terms.

     Agreement to Vote. During the time the tender and voting agreements are in effect, DTM Acquisition Company and Mr. Murchison have agreed that at any meeting of the shareholders of DTM or in any other circumstance in which the vote, consent or approval of DTM shareholders is sought, DTM

Acquisition Company and Mr. Murchison will vote their shares of DTM common stock in the following manner:

     - in favor of approval of the merger agreement and any actions required in furtherance of the transactions contemplated by the merger agreement, including voting their shares in favor of the election to DTM's board of directors and the board of directors of each wholly-owned entity of DTM of each person designated by us for nomination;

     - against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of DTM under the merger agreement; and

     - against certain other actions outlined in the tender and voting agreements, except with our written consent.

     DTM Acquisition Company and Mr. Murchison also have agreed not to enter into any agreement or understanding with any person or entity which is inconsistent with or violates any provisions of the tender and voting agreements.

     Shareholder Capacity. We acknowledge that DTM Acquisition Company and Mr. Murchison have executed the tender and voting agreements solely in its or his capacity as a DTM shareholder. The tender and voting agreements in no way limit or otherwise restrict Mr. Murchison with respect to any act or omission in his capacity as an officer of DTM or a member of the board of directors of DTM.

     Grant of Irrevocable Proxy. DTM Acquisition Company and Mr. Murchison have irrevocably granted to, and appointed us as their proxy and attorney-in-fact (with full power of substitution), to vote their DTM common stock to approve and vote in favor of the offer, the merger agreement and the transactions contemplated by the merger agreement, against an acquisition proposal and as otherwise contemplated by the tender and voting agreements.

     Waiver of Appraisal Rights. DTM Acquisition Company and Mr. Murchison have waived any rights of appraisal, any rights to dissent and any similar rights relating to the merger and the transactions contemplated by the merger agreement.

     Representations and Warranties. The tender and voting agreements contain customary representations and warranties by DTM Acquisition Company and Mr. Murchison to us, including among others:

     - ownership and title to the DTM common stock, and the absence of liens or encumbrances on the DTM common stock;

     - authority to enter into and perform obligations under the tender and voting agreements;

     - noncontravention and enforceability;

     - the absence of conflicts; and

     - the absence of finder's fees.

     Termination. The tender and voting agreements terminate upon the earlier to occur of (i) the termination of the merger agreement or (ii) the date we accept for payment the shares of DTM common stock of DTM Acquisition Company and Mr. Murchison.

     CONFIDENTIALITY AGREEMENT

     On March 17, 2001, we executed a confidentiality agreement with DTM. The confidentiality agreement, which supersedes a prior mutual nondisclosure agreement between DTM and us dated January 25, 2000, contains customary provisions pursuant to which, among other things, each party agreed on behalf of itself and its representatives, subject to certain exceptions, to maintain the confidentiality to keep confidential all of the other party's nonpublic, confidential or proprietary information furnished to it, and to use the confidential information solely in connection with evaluating a business combination between the parties. In addition, both parties agreed not to disclose to any third parties the fact that negotiations were taking place. The confidentiality agreement also provides that for a period of two years after the termination of discussions between the parties, neither party shall, without the prior written consent of the other party, directly or indirectly solicit for hire any person currently employed by the other party, except under the conditions provided in the confidentiality agreement.

     In addition, the confidentiality agreement contains a standstill provision pursuant to which, among other things, for a period of 15 months from the date of the confidentiality agreement, neither party nor its respective representatives will, in any manner:

     - acquire, offer to acquire, or agree to acquire (directly or indirectly, by purchase or otherwise) any voting securities of the other party or any subsidiaries of the other party, or of any successor to or person in control of the other party, or the material assets of the other party or any subsidiary or division of the other party or of any such successor or controlling person;

     - make or participate, directly or indirectly, in any solicitation of proxies to vote, or seek to advise or influence any person or entity with respect to, the voting of any voting securities of the other party, or

     - make any public announcement with respect to, or submit a proposal or offer in connection with either of the foregoing.

     These provisions will terminate in the event that:

     - any third party not affiliated with either us or DTM initiates or announces its intentions to initiate a tender offer or exchange offer for, or otherwise proposes or agrees to acquire, our or DTM's common stock or other equity interests;

     - it is publicly disclosed that voting securities representing more than or equal to 15% of either our or DTM's total voting power then outstanding have been acquired or are proposed to be acquired by any person or group not affiliated with the other party in a single transaction or a series of related transactions; or

     - either we or DTM enter into any agreement to merge with, or sell or dispose of 50% or more of our or their, respectively, assets or earning power to, any person not affiliated with that party.

     EXCLUSIVITY AGREEMENT

     Concurrently with the execution of the confidentiality agreement on March 17, 2001, we entered into an exclusivity letter agreement with DTM pursuant to which DTM agreed, from such date until April 2, 2001 and subject to specified conditions:

     - that neither DTM nor its representatives would initiate, solicit, negotiate, encourage or provide confidential information to facilitate any inquiries or the making of any proposal or offer that may reasonably lead to an alternative transaction;

     - immediately to terminate discussions and negotiations in which DTM or its representatives may have been involved with respect to an alternative transaction proposal; and

     - to notify us promptly if DTM received any inquiries or proposals, requests for information or if negotiations or discussions are sought to be initiated or continued with DTM.

     However, the agreement did not prohibit DTM from furnishing confidential information to, and participating in negotiations with, a person making an unsolicited proposal for an alternative transaction if DTM's board of directors reasonably determined in good faith after consultation with its legal counsel that the failure to furnish this information would constitute a breach of its fiduciary duties. Prior to furnishing this information to, or entering discussions or negotiations with, any person concerning an alternative transaction proposal, DTM would have been required to receive from that person an executed confidentiality agreement on terms not less favorable to us than the confidentiality agreement between us and DTM and provide written notice to us that DTM is furnishing this information or entering discussions with that person. DTM would have been required to provide us with a summary of the terms of the alternative transaction proposal including the identity of the person making the proposal.

     If, prior to May 30, 2001, DTM's board of directors, in the exercise of its fiduciary duties, recommends an alternative transaction, then DTM would have been reimburse us for all actual, reasonable out of pocket costs and expenses, not to exceed $125,000, incurred by us in connection with the possible transaction between DTM and us. Under the agreement, DTM also agreed to provide us such information as is reasonable and mutually agreed to by the parties in connection with our due diligence review of DTM.

     All obligations under the exclusivity agreement terminated when DTM and we signed the merger agreement.

14. CERTAIN CONDITIONS TO OUR OBLIGATIONS.

     We are not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and we may postpone the acceptance for payment of and payment for any shares of tendered DTM common stock, and may terminate or amend the offer if as of the expiration of the offer:

     - at least 67% of the shares of DTM common stock on a fully diluted basis has not been validly tendered, or if validly tendered, not withdrawn;

     - any approvals and consents required by the merger agreement are not obtained; or

     - at any time on or after April 2, 2001 and prior to the acceptance for payment for the DTM common stock, any of the following events occur or are determined to have occurred by us:

       - any action, law or order is enacted or entered into, issued or instituted or promulgated, or threatened by any governmental entity:

           (1) challenging or seeking to prohibit, make illegal or materially delay or increase the cost of making of the offer, accepting for payment of, or payment for, any DTM common stock by us or any of our affiliates, consummating any other transaction contemplated by the merger agreement, or seeking to obtain material damages in connection with the offer, the merger or any transaction contemplated by the merger agreement;

            (2) seeking to prohibit or limit materially the ownership or operation by us or DTM and any of its subsidiaries of all or any material portion of the business or assets of DTM and its subsidiaries, or to compel DTM or its subsidiaries or us to dispose of or hold separate all or any portion of the business or assets of DTM, 3D Systems or any of their respective subsidiaries, as a result of the offer, the merger or any of the transactions contemplated by the merger agreement;

            (3) seeking to impose limitations on our ability to exercise effectively full rights of ownership of any DTM common stock;

            (4) seeking to require divestiture by 3D Systems or any of its affiliates of any shares of DTM common stock; or

            (5) which otherwise has a material adverse effect on DTM;

       - any law or order or any action by any governmental entity that is reasonably likely to result in any of the consequences referred to above;

       - there occurs:

            (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the Nasdaq SmallCap Market System;

            (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

            (3) a commencement of a war, armed hostilities or other
                international or national calamity directly or indirectly involving the United States;

            (4) any limitation by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions;

            (5) a change in general financial, bank or capital market conditions which materially adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans; or

            (6) in the case of any of the conditions described in clauses (1)
                through (5) existing at the time of commencement of the offer, a material acceleration or worsening of that condition;

       - a material adverse change (as defined in the merger agreement) in the consolidated financial condition, business, or results of operation of DTM and its subsidiaries, taken as a whole;

       - the public disclosure that the beneficial ownership (determined under Rule 13d-3(e) of the Exchange Act) of 50% or more of the outstanding DTM common stock has been acquired by any person or entity other than us, except for any person or entity having that beneficial ownership as of April 2, 2001 (the date of the merger agreement);

       - DTM's board of directors:

               (1) withdraws, modifies or changes its recommendation of the offer, the merger agreement or the merger in a manner adverse to 3D Systems;

               (2) recommends to DTM shareholders any acquisition proposal; or

               (3) fails to reaffirm publicly and unconditionally its
                   recommendation to DTM shareholders that they tender their shares of DTM common stock in the offer, which public reaffirmation must be made within five days after 3D Systems' written request of such reaffirmation.

       - entering into a definitive agreement or written agreement in principle by DTM with a third party with respect to an acquisition proposal (as such term is defined in the merger agreement); or

       - DTM's board of directors or any committee of DTM's board of directors resolves to do any of the preceding three actions;

       - any of the representations and warranties of DTM set forth in the merger agreement with respect to capitalization and subsidiaries are not true and correct;

       - any of the other representations and warranties of DTM set forth in the merger agreement are not true and correct except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on DTM;

       - DTM fails to perform or comply in any material respect with any material obligation, agreement or covenant to be performed or complied with by it under the merger agreement and that breach is not cured within five business days following receipt by DTM of written notice of that breach;

       - the merger agreement is terminated in accordance with its terms or we and DTM reach an agreement to terminate the offer or merger agreement; or

       - 3D Systems does not obtain all financing necessary to fund all financial obligations arising in connection with the consummation of the offer, the merger and other transactions contemplated by the merger agreement.

     The above conditions are for our benefit and may be asserted by us regardless of the circumstances giving rise to any of the conditions and, other than the conditions relating to the minimum condition and the receipt of all necessary permits and consents, which require the written consent of DTM to be waived, may be waived by us, in whole or in part, at any time. The failure by us to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at anytime.

15. LEGAL MATTERS.

     General. Except as set forth in this Section 15, we are not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of DTM common stock as contemplated by the merger agreement. Should any approval or other action be required, it will be sought, but we have no current intention to delay the purchase of DTM common stock tendered pursuant to the offer pending the outcome of any such matter, subject, however, to our right to decline to purchase DTM common stock if any of the conditions specified in Section 14 -- "Conditions to Our Obligations" have occurred. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to DTM's business or that parts of DTM's business might not have to be disposed of if any of these approvals were not obtained or other action taken.

     Appraisal Rights. Appraisal rights are not available in connection with the offer. Shares of DTM common stock issued and outstanding immediately prior to the effective time of the merger and which are (1) held by holders of DTM common stock who have not voted in favor of the merger or consented to the merger in writing and (2) who have demanded properly in writing payment of the fair market value of their DTM common stock in accordance with Texas law, will be cancelled and terminated and will represent solely the right to receive payment from the surviving corporation of the fair market value of the DTM common stock held by them in accordance with the provisions of Texas law. Those rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the DTM common stock immediately before the effective time of the merger (excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable), required to be paid in cash to those dissenting shareholders for their DTM common stock. In addition, the dissenting shareholders would be entitled to receive payment of interest, beginning 91 days after the date of consummation of the merger to the date of such judgment, on the amount determined to be the fair value of their DTM common stock.

     However, if you have failed to exercise or effectively have withdrawn or lost your rights for an appraisal of your shares under Texas law you will then have your shares deemed to be cancelled and terminated, as of the effective time of the merger, and the shares will represent solely the right to receive the offer price as provided in the merger agreement, upon surrender of your certificate or certificates in the manner provided in the merger agreement.

     DTM will provide us the following concerning any demand for appraisal:

     - any written objection to the merger and notice of exercise filed with DTM prior to the taking of any vote or written consent of the shareholders;

     - prompt notice of any demands for appraisal received by DTM, withdrawals of such demands, and any other instruments served pursuant to Texas law and received by DTM; and

     - the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under Texas law.

     DTM will not, except with our prior written consent, make any payment with respect to any demands, or offer to settle, or settle, any demands.

     Texas State Takeover Laws. Article 13 of Texas law contains an "anti-takeover" provision which we will refer to as the Texas Business Combination Law. The Texas Business Combination Law generally prohibits an issuing public corporation from, directly or indirectly, entering into or engaging in a "business combination" (i.e. any merger, share exchange or conversion of an issuing public corporation or a subsidiary) with an "affiliated shareholder" during the three-year period immediately following the affiliated shareholder's share acquisition date unless the board of directors of the issuing public corporation approved of the affiliated shareholder's share acquisition in advance. One becomes an "affiliated shareholder" of a corporation by beneficially owning, directly or indirectly, 20% or more of the outstanding voting shares of the issuing public corporation. Pursuant to Article 13.02.A.(3) of the TBCA, a person or entity (and its affiliates and associates) will be considered a "beneficial owner" of shares owned by another person or entity if there is any written or other agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of the shares. However, on April 2, 2001, DTM's board of directors approved of us becoming affiliated shareholders and approved the offer and the merger and the other transactions contemplated by those agreements, and, by doing so, made the Business Combination Law inapplicable to the offer, the merger and the transactions contemplated by those agreements.

     Other State Takeover Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the U.S. Supreme Court invalidated on constitutional grounds the Illinois Business Takeover Statute, which made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, a number of federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     DTM conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the offer or the merger, and we have not attempted to comply with any of those laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the offer or the merger, and an appropriate court does not determine that those laws are inapplicable or invalid as applied to the offer, we might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we might be unable to accept for payment any DTM common stock tendered pursuant to the offer, or be delayed in continuing or consummating the offer and the merger. In such case, we may not be obligated to accept for payment any DTM common stock tendered. See Section 14 -- "Conditions to Our Obligations" for more detailed information.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or "HSR," and the related rules promulgated by the Federal Trade Commission, or the "FTC," some acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice and the FTC and waiting period requirements have been satisfied. The purchase of DTM common stock pursuant to the offer and the subsequent merger are not subject to these requirements.

  Foreign Filings. We and DTM each conduct operations in a number of foreign jurisdictions where regulatory filings or approvals may be required or desirable in connection with the offer. We and DTM are currently in the process of analyzing whether filings or approvals are in fact required or desirable in certain of these jurisdictions and, where necessary, the parties intend to make those filings. It is possible that one or more of those filings may not be made, or one or more of those approvals, which are not as a matter of law or practice required to be obtained prior to consummation of the merger, may not be obtained prior to consummation of the merger.

     Class Action Lawsuit. On April 6, 2001 a purported class action lawsuit was filed in the 200th Judicial District Court of Travis County, Austin, Texas, naming as defendants DTM, some of DTM's directors and 3D Systems. The complaint asserts that the $5.80 cash consideration to be paid in the merger is inadequate and does not represent the value of the assets and the future prospects of DTM. The complaint also alleges that the individual defendants breached their fiduciary obligations to the public shareholders of DTM in approving the merger agreement.

     The complaint seeks, among other things, preliminary and permanent injunctive relief prohibiting DTM from consummating the merger, and if the merger is consummated, an order rescinding the merger and awarding damages to the purported class. The complaint also seeks unspecified damages, attorney fees and other relief. We have not been served with the complaint. None of the defendants has filed an answer to the complaint.

16. FEES AND EXPENSES.

     Neither we, nor any of our officers, directors, shareholders, agents or other representatives, will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of DTM common stock pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     We have retained A.G. Edwards & Sons, Inc., as dealer manager, Georgeson Shareholder Communications Inc., as information agent, and U.S. Stock Transfer Corporation, as depositary, in connection with the offer. A.G. Edwards has provided certain financial advisory services to us in connection with the proposed acquisition of DTM. We have agreed to pay A.G. Edwards a fee of (a) $150,000, which became payable upon the delivery of the fairness opinion by A.G. Edwards to us and (b) approximately $720,000, which will become payable once the acquisition is completed, against which the fee paid pursuant to (a) above will be credited. In addition, we have agreed to reimburse A.G. Edwards for all of its reasonable out-of-pocket expenses, including attorney and other professional fees, travel, document procurement and computer services, and to indemnify A.G. Edwards and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws. The dealer manager and information agent may contact holders of shares of DTM common stock by personal interview, mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the offer materials to beneficial holders. The information agent and the depositary will receive reasonable and customary compensation for their services and, together with the dealer manager, reimbursement for their reasonable out-of-pocket expenses. The dealer manager, the information agent and the depositary will also be indemnified by us against specified liabilities in connection with the offer.

17. MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the DTM common stock, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of the DTM common stock in that state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF OTHER THAN AS CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL AND, IF ANY INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     We have filed with the SEC (1) a Schedule TO, together with all exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3, furnishing certain information with respect to the offer and (2) a Schedule 13D, pursuant to Section 13(d)(1) of the Exchange Act. In addition, DTM has filed with the SEC a Solicitation/Recommendation Statement, together with exhibits, pursuant to Rule 14d-9 of the Exchange Act, setting forth the recommendations of DTM's board of directors with respect to the offer and the reasons for such recommendations and furnishing certain additional related information. The schedule TO, Schedule 13D and Solicitation/Recommendation Statement, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 8 -- "Information Concerning DTM" (except that they will not be available at the regional offices of the SEC).

                                          TIGER DEALS, INC.

April 30, 2001

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                  3D SYSTEMS CORPORATION AND TIGER DEALS, INC.

     1. Directors and Executive Officers of 3D Systems Corporation. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of 3D Systems Corporation. Unless otherwise indicated, each person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with 3D Systems Corporation. Neither 3D Systems Corporation nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither 3D Systems Corporation nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal and state securities laws.

                                                                      INDIVIDUAL PRINCIPAL OCCUPATION OR
    NAME AND BUSINESS ADDRESS                   OFFICE                     EMPLOYMENT (PRESENT/PAST)
    -------------------------                   ------                ----------------------------------
Brian K. Service..................  President & Chief Executive      Mr. Service has been President and
  c/o 3D Systems Corporation        Officer, Director                Chief Executive Officer since
  26081 Avenue Hall Valencia, CA                                     September 1999 and, since October
  91355                                                              1999, has also served as President
                                                                     and Chief Executive Officer of 3D
                                                                     California. Mr. Service is a
                                                                     Principal of Regent Pacific
                                                                     Management Corporation, or "Regent
                                                                     Pacific," an international turnaround
                                                                     management firm, and he provides
                                                                     services to 3D Systems Corporation
                                                                     pursuant to an agreement between 3D
                                                                     Systems Corporation and Regent
                                                                     Pacific. Prior to Regent Pacific, Mr.
                                                                     Service served as Chief Executive
                                                                     Officer of Salmond Smith Biolab, Ltd.
                                                                     Prior to that, he was Chief Executive
                                                                     Officer of Milk Products, Inc. Mr.
                                                                     Service also has been a director of
                                                                     Visual Data Corp. since July 1997 and
                                                                     a director of EDNet since August
                                                                     1998.
Charles W. Hull...................  Executive Vice President &       Mr. Hull has served as Chief
  c/o 3D Systems Corporation 26081  Chief Technology Officer,        Technology Officer since April 1997
  Avenue Hall Valencia, CA 91355    Director                         and, as of May 3, 2000, as Executive
                                                                     Vice President and member of the
                                                                     Office of the Chief Executive
                                                                     Officer. Mr. Hull also has served as
                                                                     Vice Chairman of the board of
                                                                     directors, President and Chief
                                                                     Operating Officer. From March 1986
                                                                     until April 1997, Mr. Hull also
                                                                     served as President of 3D California.
                                                                     From February to June 1999 Mr. Hull
                                                                     acted as a consultant to 3D Systems
                                                                     Corporation.

                                                                      INDIVIDUAL PRINCIPAL OCCUPATION OR
    NAME AND BUSINESS ADDRESS                   OFFICE                     EMPLOYMENT (PRESENT/PAST)
    -------------------------                   ------                ----------------------------------
  E. James Selzer.................  Chief Financial Officer & Vice   Mr. Selzer served as Vice President,
    c/o 3D Systems Corporation      President, Finance               Finance from April 2000, when he
    26081 Avenue Hall                                                joined 3D Systems Corporation, to
    Valencia, CA 91355                                               November 2000, at which time he was
                                                                     promoted to Chief Financial Officer
                                                                     and Vice President, Finance, and
                                                                     continues to serve in those
                                                                     positions. From January 1999 to March
                                                                     2000, Mr. Selzer was a partner in the
                                                                     financial consulting firm of
                                                                     Whitewolf Partners, LLP where he
                                                                     served as a consultant to several
                                                                     companies, including 3D Systems
                                                                     Corporation. From January 1998 to
                                                                     January 1999, he served as Chief
                                                                     Financial Officer of Pico Products,
                                                                     Inc. Prior to that, from May 1994 to
                                                                     January 1998, Mr. Selzer was a senior
                                                                     associate with Jay Alix & Associates,
                                                                     a turnaround management firm.
Martin E. McGough.................  Sr. Vice President of            Mr. McGough has served as Senior Vice
  c/o 3D Systems Corporation        Development & Operations         President of Development and
  26081 Avenue Hall                                                  Operations since May 2000. Mr.
  Valencia, CA 91355                                                 McGough served as Vice President and
                                                                     Worldwide Operations Manager from
                                                                     September 1997 to May 2000, after
                                                                     joining 3D Systems Corporation in
                                                                     January of 1997 and was responsible
                                                                     for manufacturing and operations, as
                                                                     well as worldwide field service. Mr.
                                                                     McGough was formerly with Maxtor
                                                                     Corporation where he held the
                                                                     position of Senior Director of
                                                                     Strategic Commodities. Prior to
                                                                     Maxtor, he held management positions
                                                                     in Operations, Marketing, Program
                                                                     Management and other manufacturing
                                                                     and materials positions.
Grant R. Flaharty.................  Sr. Vice President of Worldwide  Mr. Flaharty has served as Senior
  c/o 3D Systems Corporation        Sales & Marketing                Vice President of Worldwide Sales &
  26081 Avenue Hall                                                  Marketing since May 2000 and is
  Valencia, CA 91355                                                 responsible for European operations.
                                                                     Effective January 2001, Mr.
                                                                     Flaharty's duties include worldwide
                                                                     field service also. Mr. Flaharty
                                                                     served as VP, General Manager, 3D
                                                                     Systems Europe, from September 1999
                                                                     to May 2000 after joining 3D Systems
                                                                     as Worldwide Controller in April of
                                                                     1998. He was formerly with Qualcomm,
                                                                     Inc., a developer of wireless
                                                                     communications products, as Director
                                                                     of Manufacturing Finance. Prior to
                                                                     Qualcomm, he was with Motorola, Inc.
                                                                     as Operations Controller.

                                                                      INDIVIDUAL PRINCIPAL OCCUPATION OR
    NAME AND BUSINESS ADDRESS                   OFFICE                     EMPLOYMENT (PRESENT/PAST)
    -------------------------                   ------                ----------------------------------
Karen M. Shotting.................  Vice President, General Counsel  Ms. Shotting has been General Counsel
  c/o 3D Systems Corporation        & Corporate Secretary            since May 2000, and in April 2001 was
  26081 Avenue Hall                                                  named Vice President and Corporate
  Valencia, CA 91355                                                 Secretary. Ms. Shotting was Director,
                                                                     Worldwide Tax from July 1998 to May
                                                                     2000. She also served as Associate
                                                                     General Counsel from May 1999 to May
                                                                     2000. She was formerly with FHP
                                                                     International Corporation, from
                                                                     October 1986 to April 1997, where she
                                                                     was in charge of the tax department,
                                                                     first as Director and finally as Vice
                                                                     President.
Gary J. Sbona.....................  Director                         Mr. Sbona is Chairman and Chief
  c/o 3D Systems Corporation                                         Executive Officer of Regent Pacific,
  26081 Avenue Hall                                                  which he founded in 1974. Mr. Sbona
  Valencia, CA 91355                                                 currently serves as Chairman and
                                                                     Chief Executive Officer of the
                                                                     following companies: Verity, Inc., a
                                                                     software company, specializing in
                                                                     knowledge retrieval technology;
                                                                     Auspex Systems, Inc., a provider of
                                                                     network attached storage solutions;
                                                                     and Accelerated Networks, Inc., a
                                                                     provider of broadband access
                                                                     solutions for communications service
                                                                     providers. Mr. Sbona is also a
                                                                     frequent speaker on the subject of
                                                                     management of turnarounds and has
                                                                     been a faculty member of the Banking
                                                                     Law Institute and the Bank Lending
                                                                     Institute since 1992. He is also a
                                                                     member of the Institute of Directors.
Miriam V. Gold....................  Director                         Ms. Gold has served as the Vice
  c/o 3D Systems Corporation                                         President of Legal & Regulatory
  26081 Avenue Hall                                                  Affairs and as Assistant General
  Valencia, CA 91355                                                 Counsel of Ciba Specialty Chemicals,
                                                                     Inc. since December 1996. Ms. Gold
                                                                     was associated with Ciba-Geigy
                                                                     Corporation, Ardsley, New York, from
                                                                     1977 to December 1996 in various
                                                                     capacities, including: Vice
                                                                     President, Regulatory Affairs from
                                                                     May 1995 to December 1996 and
                                                                     Assistant General Counsel from 1992
                                                                     to December 1996.
Kevin S. Moore....................  Director                         Since 1991, Mr. Moore has been with
  c/o 3D Systems Corporation                                         The Clark Estates, Inc., a private
  26081 Avenue Hall                                                  investment firm, where he currently
  Valencia, CA 91355                                                 is President and a director. Mr.
                                                                     Moore also is a director of Ducommun,
                                                                     Incorporated, as well as Aspect
                                                                     Resources LLC, Datatec Systems, Inc.,
                                                                     The Clark Foundation, and the
                                                                     National Baseball Hall of Fame &
                                                                     Museum, Inc.

                                                                      INDIVIDUAL PRINCIPAL OCCUPATION OR
    NAME AND BUSINESS ADDRESS                   OFFICE                     EMPLOYMENT (PRESENT/PAST)
    -------------------------                   ------                ----------------------------------
Richard C. Spalding...............  Director                         Mr. Spalding has been a General
  c/o 3D Systems Corporation                                         Partner of ABS Ventures, a venture
  26081 Avenue Hall                                                  capital group, since January 2000.
  Valencia, CA 91355                                                 Prior to January 2000, he served as
                                                                     Vice President and Chief Financial
                                                                     Officer of Portal Software, an
                                                                     Internet billing company, between
                                                                     February 1997 and March 1999. From
                                                                     March 1996 to February 1997, he
                                                                     served as Vice President Finance and
                                                                     Corporate Development for Fusion
                                                                     Medical Technologies.
Jim D. Kever......................  Director                         Mr. Kever has been associated with
  c/o 3D Systems Corporation                                         WebMD Corporation, Transaction
  26081 Avenue Hall                                                  Services Division (formerly Envoy
  Valencia, CA 91355                                                 Corporation) as the President and
                                                                     Co-Chief Executive Officer since
                                                                     August 1995. Mr. Kever also is a
                                                                     director of Transaction Systems
                                                                     Architects, Inc., a supplier of
                                                                     electronic payment software products
                                                                     and network integration solutions, as
                                                                     well as Luminex Corporation, a
                                                                     value-added manufacturer of
                                                                     laboratory testing equipment. He also
                                                                     is on the Board of Synthesis
                                                                     Technology, a healthcare software
                                                                     company, Tyson Foods, Inc., an
                                                                     integrated processor of poultry-based
                                                                     food products, and Quintiles
                                                                     Transnational Corp., a consulting and
                                                                     health information management
                                                                     services company.
G. Walter Loewenbaum II...........  Chairman of the Board, Director  Mr. Loewenbaum has been a director of
  c/o 3D Systems Corporation                                         3D Systems Corporation since March
  26081 Avenue Hall                                                  1999, serving as Vice Chairman of the
  Valencia, CA 91355                                                 Board until September 1999 when he
                                                                     was elected Chairman of the Board.
                                                                     Mr. Loewenbaum is Managing Director
                                                                     of LeCorgne Loewenbaum LLC. Prior to
                                                                     that, he served as Chairman and Chief
                                                                     Executive Officer of Loewenbaum &
                                                                     Company (formerly Southcoast Capital
                                                                     Corp.), an investment banking and
                                                                     investment management firm that he
                                                                     founded. Mr. Loewenbaum is also a
                                                                     director of Luminex Corporation, a
                                                                     value-added manufacturer of
                                                                     laboratory testing equipment.

     2. Directors and Executive Officers of Tiger Deals. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Tiger Deals. Unless otherwise indicated, each person is a citizen of the United States. Neither Tiger Deals nor any of the individuals listed below has been convicted in a criminal proceeding in the past five years. In addition, neither Tiger Deals nor any of the individuals listed below was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal and state securities laws.

                                                                        INDIVIDUAL PRINCIPAL OCCUPATION
    NAME AND BUSINESS ADDRESS                   OFFICE                   OR EMPLOYMENT (PRESENT/PAST)
    -------------------------                   ------               -------------------------------------
Brian K. Service..................  President & Chief Executive      Mr. Service has been President and
  c/o 3D Systems Corporation        Officer, Director                Chief Executive Officer since 2001.
  26081 Avenue Hall                                                  Mr. Service has been President and
  Valencia, CA 91355                                                 Chief Executive Officer of 3D Systems
                                                                     Corporation since September 1999 and,
                                                                     since October 1999, has also served
                                                                     as President and Chief Executive
                                                                     Officer of 3D California. Mr. Service
                                                                     is a Principal of Regent Pacific, and
                                                                     he provides services to 3D Systems
                                                                     pursuant to an agreement between 3D
                                                                     Systems Corporation and Regent
                                                                     Pacific. Prior to Regent Pacific, Mr.
                                                                     Service served as Chief Executive
                                                                     Officer of Salmond Smith Biolab, Ltd.
                                                                     Prior to that, he was Chief Executive
                                                                     Officer of Milk Products, Inc. Mr.
                                                                     Service also has been a director of
                                                                     Visual Data Corp. since July 1997 and
                                                                     a director of EDNet since August
                                                                     1998.
Charles W. Hull...................  Executive Vice President &       Mr. Hull has served as Executive Vice
  c/o 3D Systems Corporation        Chief Technology Officer,        President and Chief Technology
  26081 Avenue Hall                 Director                         Officer of since 2001. Mr. Hull has
  Valencia, CA 91355                                                 served as Chief Technology Officer of
                                                                     3D Systems Corporation since April
                                                                     1997 and, as of May 3, 2000, as
                                                                     Executive Vice President and member
                                                                     of the Office of the Chief Executive
                                                                     Officer. Mr. Hull also has served as
                                                                     Vice Chairman of the board of
                                                                     directors, President and Chief
                                                                     Operating Officer of 3D Systems
                                                                     Corporation. From March 1986 until
                                                                     April 1997, Mr. Hull also served as
                                                                     President of 3D California. From
                                                                     February to June 1999 Mr. Hull acted
                                                                     as a consultant to 3D Systems.

                                                                        INDIVIDUAL PRINCIPAL OCCUPATION
    NAME AND BUSINESS ADDRESS                   OFFICE                   OR EMPLOYMENT (PRESENT/PAST)
    -------------------------                   ------               -------------------------------------
E. James Selzer...................  Chief Financial Officer & Vice   Mr. Selzer has served as Chief
  c/o 3D Systems Corporation        President, Finance               Financial Officer and Vice President,
  26081 Avenue Hall                                                  Finance since 2001. Mr. Selzer served
  Valencia, CA 91355                                                 as Vice President, Finance from April
                                                                     2000, when he joined 3D Systems
                                                                     Corporation, to November 2000, at
                                                                     which time he was promoted to Chief
                                                                     Financial Officer and Vice President,
                                                                     Finance, and continues to serve in
                                                                     those positions. From January 1999 to
                                                                     March 2000, Mr. Selzer was a partner
                                                                     in the financial consulting firm of
                                                                     Whitewolf Partners, LLP where he
                                                                     served as a consultant to several
                                                                     companies, including 3D Systems
                                                                     Corporation. From January 1998 to
                                                                     January 1999, he served as Chief
                                                                     Financial Officer of Pico Products,
                                                                     Inc. Prior to that, from May 1994 to
                                                                     January 1998, Mr. Selzer was a senior
                                                                     associate with Jay Alix & Associates,
                                                                     a turnaround management firm.
Martin E. McGough.................  Sr. Vice President of            Mr. McGough has served as Senior Vice
  c/o 3D Systems Corporation        Development & Operations         President of Development and
  26081 Avenue Hall Valencia, CA                                     Operations since 2001. Mr. McGough
  91355                                                              has served as Senior Vice President
                                                                     of Development and Operations of the
                                                                     3D Systems Corporation since May
                                                                     2000. Mr. McGough served as Vice
                                                                     President and Worldwide Operations
                                                                     Manager from September 1997 to May
                                                                     2000, after joining 3D Systems
                                                                     Corporation in January of 1997 and
                                                                     was responsible for manufacturing and
                                                                     operations, as well as worldwide
                                                                     field service. Mr. McGough was
                                                                     formerly with Maxtor Corporation
                                                                     where he held the position of Senior
                                                                     Director of Strategic Commodities.
                                                                     Prior to Maxtor, he held management
                                                                     positions in Operations, Marketing,
                                                                     Program Management and other
                                                                     manufacturing and materials
                                                                     positions.

                                                                        INDIVIDUAL PRINCIPAL OCCUPATION
    NAME AND BUSINESS ADDRESS                   OFFICE                   OR EMPLOYMENT (PRESENT/PAST)
    -------------------------                   ------               -------------------------------------
Grant R. Flaharty.................  Sr. Vice President of Worldwide  Mr. Flaharty has served as Senior
  c/o 3D Systems Corporation        Sales & Marketing                Vice President of Worldwide Sales &
  26081 Avenue Hall                                                  Marketing since 2001. Mr. Flaharty
  Valencia, CA 91355                                                 has served as Senior Vice President
                                                                     of Worldwide Sales & Marketing of 3D
                                                                     Systems Corporation since May 2000
                                                                     and is responsible for European
                                                                     operations. Effective January 2001,
                                                                     Mr. Flaharty's duties to 3D Systems
                                                                     Corporation include worldwide field
                                                                     service also. Mr. Flaharty served as
                                                                     VP, General Manager, 3D Systems
                                                                     Europe, from September 1999 to May
                                                                     2000 after joining 3D Systems
                                                                     Corporation as Worldwide Controller
                                                                     in April of 1998. He was formerly
                                                                     with Qualcomm, Inc., a developer of
                                                                     wireless communications products, as
                                                                     Director of Manufacturing Finance.
                                                                     Prior to Qualcomm, he was with
                                                                     Motorola, Inc. as Operations
                                                                     Controller.
Karen M. Shotting.................  Vice President, General Counsel  Ms. Shotting has been General Counsel
  c/o 3D Systems Corporation        & Corporate Secretary            since May 2000, and in April 2001 was
  26081 Avenue Hall                                                  named Vice President and Corporate
  Valencia, CA 91355                                                 Secretary. Ms. Shotting was Director,
                                                                     Worldwide Tax from July 1998 to May
                                                                     2000. She also served as Associate
                                                                     General Counsel from May 1999 to May
                                                                     2000. She was formerly with FHP
                                                                     International Corporation, from
                                                                     October 1986 to April 1997, where she
                                                                     was in charge of the tax department,
                                                                     first as Director and finally as Vice
                                                                     President.

     Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates evidencing DTM common stock and any other required documents should be sent or delivered by each shareholder or its broker, dealer, commercial bank or other nominee to the depositary as follows:

                        The depositary for the Offer is:
                        U.S. STOCK TRANSFER CORPORATION

                   By Mail:                                       By Hand:
              1745 Gardena Ave.                              1745 Gardena Ave.
                  Suite 200                                      Suite 200
              Glendale, CA 91204                             Glendale, CA 91204

          By Facsimile Transmission:                       By Overnight Courier:
                (818) 502-0674                               1745 Gardena Ave.
                                                                 Suite 200
       Confirm Facsimile By Telephone:                       Glendale, CA 91204
                (818) 512-1404

     Questions or requests for assistance may be directed to the information agent or the dealer manager at the addresses and telephone numbers set forth below. Additional copies of this document, the letter of transmittal and the Notice of Guaranteed Delivery may be obtained from the information agent and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the offer.

                    The information agent for the offer is:

                          [GEORGESON SHAREHOLDER LOGO]

                          17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                    ALL OTHERS CALL TOLL-FREE (800) 223-2064

                      The dealer manager for the offer is:

                        [A.G. EDWARDS & SONS, INC. LOGO]

                              One North Jefferson
                              St. Louis, MO 63103
                           Attention: Jose J. Juarez
                                 (866) 235-5185